Exhibit 10.1

Execution Version

AMENDED and Restated ASSET PURCHASE AGREEMENT

by and among

Accelerate Diagnostics, Inc.,

Accelerate Diagnostics Texas, LLC,

and

Indaba Starling, LLC

Dated as of August 8, 2025

- i -

ARTICLE VI CONDITIONS PRECEDENT		64
6.1	Conditions to Obligations of Buyer and Sellers	64
6.2	Conditions to Obligations of Buyer	65
6.3	Conditions to Obligations of Sellers	66

ARTICLE VII NO SURVIVAL OF REPRESENTATIONS, WARRANTIES AND PRE-CLOSING COVENANTS		67
7.1	No Survival	67
7.2	No Recourse	67

ARTICLE VIII TERMINATION		68
8.1	Termination	68
8.2	Procedure and Effect of Termination	69
8.3	Expense Reimbursement	70

ARTICLE IX MISCELLANEOUS		71
9.1	Governing Law, Jurisdiction, Venue and Service	71
9.2	Notices	72
9.3	No Benefit to Third Parties	73
9.4	Waiver	73
9.5	Expenses	73
9.6	Assignment	74
9.7	Amendment	75
9.8	Severability	75
9.9	Equitable Relief	75
9.10	No Liability	75
9.11	English Language	75
9.12	Bulk Sales Statutes	76
9.13	Representation by Counsel	76
9.14	Counterparts	76
9.15	Entire Agreement	76

- ii -

AMENDED and restated ASSET PURCHASE AGREEMENT (as amended, modified, or supplemented this “Agreement”) is made and executed as of August 8, 2025 (the “Execution Date”), by and among Accelerate Diagnostics, Inc., a Delaware corporation (the “Company”), Accelerate Diagnostics Texas, LLC, a Texas limited liability company (together with the Company, “Sellers”), and Indaba Starling, LLC, a Delaware limited liability company (“Buyer”). Sellers and Buyer may be referred to herein individually as a “Party” and collectively as the “Parties.” This Agreement amends and restates in its entirety that certain Asset Purchase Agreement (the “Original Agreement”), dated as of May 30, 2025 (the “Original Execution Date”), by and among the Parties.

RECITALS

WHEREAS, Sellers and their Subsidiaries are engaged in the Business;

WHEREAS, on May 8, 2025 (the “Petition Date”), Sellers sought relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (as amended, the “Bankruptcy Code”) by filing cases (the “Chapter 11 Cases”) in the Bankruptcy Court;

WHEREAS, the Parties previously entered into the Original Agreement, dated as of the Original Execution Date, setting forth the terms and conditions upon which Sellers would sell to Buyer, and Buyer would purchase from Sellers, certain assets and rights associated with the Business;

WHEREAS, the Parties now desire to amend the Original Agreement in its entirety as set forth herein, in order to, inter alia, (a) revise the definitions of the Purchased Assets and Excluded Assets and (b) confirm that AST Revolution and Saguaro Ridge will each be a Designated Purchaser, in accordance with Section 9.6.2;

WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, certain of their assets and rights associated with the Business, upon the terms and conditions hereinafter set forth; and

WHEREAS, the Purchased Assets and Assumed Liabilities are assets and liabilities of Sellers and their Subsidiaries which are to be sold and assumed pursuant to the Sale Order and this Agreement, free and clear of all Encumbrances and Liabilities except Assumed Liabilities and Permitted Encumbrances, which Sale Order will include the authorization for the assumption and assignment of certain executory contracts and unexpired leases and liabilities thereunder under section 365 of the Bankruptcy Code, all in the manner and on the terms and subject to the conditions set forth herein and in accordance with other applicable provisions of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

1.1            Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 2.3.3.

“Accounts Receivable” means all amounts (whether current or non-current) related to the Purchased Assets or Sellers and their Subsidiaries that constitute, as of the Closing, accounts receivable, trade receivables, notes receivable and other rights or indebtedness due and owed by any Third Party to Sellers or any of their Subsidiaries (including all credit card receivables, funds in transit, deposits and other receivables from customers and other payments/fees, allowances due from landlords under (and rent accounts receivables with respect to) any Leased Real Property, general vendor rebates, and discounts and credits and all other amounts owed to Sellers), in each case, whether billed or unbilled, recorded or unrecorded, written off or not written off.

“Acquired Entities” means Accelerate Diagnostics B.V., Accelerate Diagnostics B.V. – UAE Branch, Accelerate Diagnostics, S.L., Accelerate Diagnostics S.r.l, Accelerate Diagnostics GmbH, Accelerate Diagnostics SARL, and Accelerate Diagnostics PTY LTD.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person, and a Person shall be deemed to be controlled by another Person if controlled in any manner whatsoever that results in control in fact by that other Person (or that other Person and any Person or Persons with whom that other Person is acting jointly or in concert), whether directly or indirectly. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” mean, when used with respect to any specified Person, (a) the possession, directly or indirectly, of the power to direct the management or policies of that Person, directly or indirectly, whether through the ownership of securities, by trust, by contract, or otherwise or (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

“Agreement” has the meaning set forth in the preamble hereto, and includes all schedules and exhibits hereto, and all instruments supplementing, amending, modifying, restating or otherwise confirming this agreement, to be entered into on the Closing Date, in customary forms reasonably satisfactory to Sellers and Buyer.

“Allocation” has the meaning set forth in Section 2.3.3.

“Alternative Transaction” means any sale, transfer, other disposition, directly or indirectly, including through an asset sale, share sale, share exchange, merger, consolidation, business combination, amalgamation, foreclosure, reorganization, recapitalization, liquidation, or dissolution or other transaction, including a plan of reorganization approved by the Bankruptcy Court, or resulting from the Auction, of all or substantially all of the Purchased Assets and the Business, in a single transaction or a series of related transactions, with one or more Persons other than Buyer that Sellers have determined in their good faith business judgment after consultation with their independent financial advisor of nationally recognized reputation and outside legal counsel, and taking into account all legal, financial (including the financing terms of any such proposal), conditionality, regulatory, timing and other aspects of the proposed Alternative Transaction and the Person making the proposal, would (i) if consummated, result in a superior transaction for Sellers from a financial point of view, and (ii) be reasonably capable of being completed on the terms proposed (including, to the extent financing is required, such financing is then fully committed or reasonably capable of being obtained), in each case, other than the Transactions.

“Ancillary Agreements” means the Bill of Sale, and that certain Patent Assignment Agreement, Domain Name Transfer Agreement, Lease Assignment(s), Trademark Assignment Agreement, Mutual Release Agreement, Bid Direction Letter, and to the extent requested by Buyer prior to the Closing, the Transition Services Agreement, and any other agreements, certificates and other instruments delivered, given or contemplated pursuant to this Agreement.

“Anti-Corruption Laws” has the meaning set forth in Section 3.1.18.

“Antitrust Laws” has the meaning set forth in Section 4.5.2.

“Appointee” has the meaning set forth in Section 8.1.10.

“Apportioned Obligations” has the meaning set forth in Section 5.3.2(b).

“Approved Budget” has the meaning ascribed to the term “Approved Budget” in the DIP Credit Agreement.

“AST Revolution” has the meaning set forth in Section 9.6.2.

“Assumed Liabilities” has the meaning set forth in Section 2.2.1.

“Assumed Plans” has the meaning set forth in Section 5.12.2.

“Auction” means the auction, if any, contemplated to be run in the sales process in connection with the Business pursuant to the Bidding Procedures Order.

“Avoidance Actions” means all avoidance claims, causes of action, or rights of recovery under Chapter 5 of the Bankruptcy Code or any other avoidance actions under the Bankruptcy Code or any other applicable state law equivalents.

“Backup Bid Expiration Date” has the meaning set forth in Section 5.7.7.

“Backup Bidder” has the meaning set forth in Section 5.7.7.

“Bankruptcy Code” has the meaning set forth in the recitals.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware and any other court before which the Chapter 11 Cases are held.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and any local rules of the Bankruptcy Court.

“Bid Direction Letter” means the bid direction letter, to be entered into on the Closing Date, in customary form reasonably satisfactory to Sellers and Buyer.

“Bidding Procedures Motion” has the meaning set forth in Section 5.7.1.

“Bidding Procedures Order” has the meaning set forth in Section 5.7.1(a).

“Bill of Sale” means the bill of sale and assignment and assumption agreement, to be entered into on the Closing Date, in customary form reasonably satisfactory to Sellers and Buyer.

“Books and Records” means all books, records, files, advertising materials, current and former customer and suppliers lists (and all data related thereto including contact information, transaction histories, and any and all demographic data), cost and pricing information, business plans, catalogs, customer literature, quality control records and manuals, research and development files, records and credit records of customers, correspondences, distribution and other mailings lists, photographs, computer data, manufacturing and quality control records and procedures, facilities and/or equipment plans and specifications, blueprints, data and laboratory books, intellectual property disclosures and tangible embodiments of intellectual property, media materials, accounting records, sales order files, litigation files, and other materials (in any form or medium and wherever held) to the extent used (or held for use) in or to the extent relating to the operation of the Business or the ownership of the Purchased Assets (including information relating to strategic plans and practices, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods), and including, for the avoidance of doubt, each of the foregoing to the extent owned or held by, or otherwise related to, any Subsidiary, but excluding the Excluded Books and Records.

“Business” means the business and operations of Sellers and their Subsidiaries as of the Closing.

“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in New York, New York are permitted or obligated by Law to remain closed.

“Business Employee” means each individual who is employed by Sellers or their Subsidiaries, including any Offer Employee.

“Buyer” has the meaning set forth in the preamble hereto.

“Chapter 11 Cases” has the meaning set forth in the recitals.

“Claims” mean, collectively, all rights, claims (as that term is defined in Section 101(5) of the Bankruptcy Code) and causes of action, whether class, individual or otherwise in nature, under contract or in law or in equity, known or unknown, contingent or matured, liquidated or unliquidated and all rights and remedies with respect thereto.

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” has the meaning set forth in Section 2.5.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” has the meaning set forth in Section 3.1.12(j).

“Commercialization” or “Commercialize” means any and all activities directed to the offering for sale and sale of the Products, including activities directed to storing, marketing, promoting, detailing, manufacturing, distributing, importing, exporting, seeking Regulatory Approvals, selling and offering to sell such Products. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

“Company” has the meaning set forth in the preamble.

“Confidential Information” has the meaning set forth in Section 4.6.

“Continuing Employees” has the meaning set forth in Section 5.12.1.

“Convertible Roll-Up DIP Obligations” has the meaning set forth in the DIP Credit Agreement.

“Contract” means any legally binding contract, agreement, obligation, lease, sublease, license, sublicense, regulatory license, undertaking, engagement, sales order, purchase order, instrument or other legally binding commitment.

“Contract Objection” has the meaning set forth in Section 5.7.6.

“Contributors” has the meaning set forth in Section 3.1.9(e).

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Credit Bid” has the meaning set forth in Section 2.3.1.

“Cure Cost Certificate” has the meaning set forth in Section 2.3.2.

“Cure Costs” shall mean the Liabilities and obligations that must be paid or otherwise satisfied by Buyer to cure all of Sellers’ defaults under the Purchased Contracts necessary for the assumption thereof by Sellers and assignment to Buyer or a Designated Purchaser pursuant to Section 365 of the Bankruptcy Code, as provided herein and in the Sale Order.

“Designated Purchaser” has the meaning set forth in Section 9.6.2.

“DIP Agent” means Wilmington Savings Fund Society, FSB, in its capacity as Administrative Agent and Collateral Agent under the DIP Credit Agreement.

“DIP Credit Agreement” means the Multi-Draw Senior Secured Superpriority Debtor-In-Possession Credit Agreement, dated on or about the Original Execution Date, by and among (i) the Company, (ii) DIP Lenders, (iii) the other borrowers and guarantors party thereto, (iv) the lenders from time to time party thereto, and (v) the DIP Agent, as amended, restated, supplemented or otherwise modified from time to time.

“DIP Lenders” means all Persons who are lenders under the DIP Credit Agreement, each in its capacity as such.

“DIP Loans” has the meaning ascribed to the term “Loan” in the DIP Credit Agreement.

“DIP Obligations” has the meaning ascribed to the term “Obligations” in the DIP Credit Agreement.

“DIP Order” has the meaning ascribed to the term “DIP Order” in the DIP Credit Agreement, including the “Interim DIP Order” and the “Final DIP Order” (each as defined in the DIP Credit Agreement).

“Domain Name Transfer Agreement” means the domain name transfer agreement, to be entered into on the Closing Date, in customary form reasonably satisfactory to Sellers and Buyer.

“Employee Equipment” mean all mobile phones, computers, and related peripherals owned by Sellers or their Subsidiaries and used by any Continuing Employee as of immediately prior to the Closing in connection with the Business, if any.

“Encumbrance” means any mortgage, lien (statutory or otherwise, including as defined in section 101(37) of the Bankruptcy Code), Claim, interest, encumbrance, license, sublicense, pledge, security interest, charge, hypothecation, restriction, claim of ownership, lease, sublease, option, right of use or possession, preference, encroachment, restrictive covenant, right of first offer or refusal, title defect or other encumbrance or similar restriction of any kind.

“Enforceability Exceptions” has the meaning set forth in Section 3.1.2.

“Environmental Laws” means all Laws concerning pollution, public or worker health or safety (as it pertains to exposure to Hazardous Material), or protection of the environment.

“Equity Securities” means, (a) if a Person is a corporation, shares of capital stock of such corporation and, if a Person is a form of entity other than a corporation, ownership interests in such form of entity, whether membership interests or partnership interests, or (b) other securities directly or indirectly convertible into, exercisable or exchangeable for or measured by reference to, any securities described in clause (a) above.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” has the meaning set forth in Section 2.1.2.

“Excluded Books and Records” means (i) books and records to the extent relating to subsections (b) through (t) of the Excluded Assets or Excluded Liabilities (including information stored on the computer systems, data networks or servers of any Seller), (ii) Sellers’ Fundamental Documents and stock and minute books (provided that, the Acquired Entities’ Fundamental Documents and stock and minute books shall not constitute Excluded Books and Records), and (iii) any books, records or other documents that any Seller is prohibited by applicable Law from delivering to Buyer.

“Excluded Cash” means (i) the cash drawn by Sellers under the DIP Credit Agreement, (ii) cash on hand in an amount equal to the Wind-Down Amount (which shall be used solely to fund the Wind-Down Expenses), and (iii) funds in any escrow account established under a DIP Order for the sole benefit of estate professionals (except for any excess funds remaining following final application thereof, which shall be Purchased Assets).

“Excluded Contract” has the meaning set forth in Section 2.1.2(b).

“Excluded Insurance Policies” means (x) all of Sellers’ directors and officers insurance policies (including any tail or runoff policy) and (y) any other insurance policy of Sellers that (i) relates solely to the Excluded Assets, (ii) is required to cover claims or expenses in the Chapter 11 Cases or (iii) is required to be retained by Sellers in connection with the Wind-Down Activities.

“Excluded Liabilities” has the meaning set forth in Section 2.2.2.

“Execution Date” has the meaning set forth in the preamble hereto.

“Expense Reimbursement” means the aggregate amount, which shall not exceed $750,000, of all reasonable and documented expenses (including internal and external professional fees and all fees and expenses of counsel, accountants, investment banks, advisors, and consultants to Buyer or its Affiliates) incurred by Indaba Capital Management, L.P. or its Affiliates prior to any termination of this Agreement in accordance with Article VIII of this Agreement relating to or in connection with (a) the purchase of the Purchased Assets, including the transactions contemplated by this Agreement and any Ancillary Agreements; (b) the negotiation, preparation, execution or performance of agreements relating to the purchase of the Purchased Assets, including this Agreement and any Ancillary Agreements; and (c) business, financial, legal, accounting, tax, and other due diligence relating to the Purchased Assets.

“Exploit” or “Exploited” means the exercise of any and all rights in respect of the Products, including to Manufacture, make, have made, import, export, use, have used, sell, offer for sale, have sold, license, Research, develop, Commercialize, register, hold or keep (whether for disposal or otherwise), transport, treat, store, distribute, promote, market, sell or otherwise dispose of, and “Exploitation” means actions taken to Exploit.

“Export Control Laws” means all applicable U.S. export and re-export laws and regulations, including, the Export Control Reform Act of 2018 and, where applicable, the Export Administration Act of 1979, including but not limited to the Export Administration Regulations and the International Traffic in Arms Regulations.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“FDI Laws” has the meaning set forth in Section 4.5.2.

“Final Order” shall mean an Order or judgment of the Bankruptcy Court entered by the clerk of the Bankruptcy Court or such other court on the docket in the Chapter 11 Cases or the docket of such other court, which has not been modified, amended, reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari new trial, reargument or rehearing thereof has been sought, such order or judgment of the applicable Bankruptcy Court, or other court of competent jurisdiction shall have been affirmed by the highest court to which such Order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure or a similar rule of such other court of competent jurisdiction; provided, that with respect to the Bankruptcy Court, the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

“Financial Statements” has the meaning set forth in Section 3.1.15.

“Fraud” means a Person’s knowing and intentional fraud under Delaware law in making the representations and warranties contained in Article III of this Agreement and shall require an affirmative showing of (i) a false representation of material fact; (ii) actual knowledge that such representation is false, or reckless indifference to the truth; (iii) an intention to induce a party to act or refrain from acting in reliance upon it; (iv) such party’s actual reliance thereon to its detriment; and (v) such counterparty suffering damage by reason of such reliance. “Fraud” does not and shall not include equitable fraud, promissory fraud, unfair dealings fraud or any torts (including fraud) based on negligence or recklessness.

“Fundamental Documents” means the documents of a Person (other than a natural person) by which such Person establishes its legal existence or which govern its internal affairs. For example, the Fundamental Documents of a corporation would be its charter and bylaws and the Fundamental Documents of a limited liability company would be its certificate of formation and limited liability company agreement or operating agreement.

“G Reorganization” has the meaning set forth in Section 5.3.4(a).

“GAAP” has the meaning set forth in Section 3.1.15.

“General Intangibles” means all intangible assets now owned or hereafter acquired by any Seller or any of their Subsidiaries, including all right, title and interest that such Seller or such Subsidiary may now or hereafter have in or under any Contract, all payment intangibles, rights in customer lists, Intellectual Property, interest in business associations, licenses, permits, proprietary or confidential information, technical information, procedures, designs, knowledge, know-how, software, databases, data, skill, expertise, experience, processes, rights in models, rights in drawings, goodwill, uncertificated securities, checking and other bank accounts, rights to receive Tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Equity Securities and investment property, and rights of indemnification.

“Governmental Authority” means (i) any governmental or public department, central bank, court, minister, governor-in-council, cabinet, commission, committee, tribunal, board, bureau, agency, commissioner or instrumentality or other regulatory or administrative authority, whether international, multinational, national, federal, provincial, state, municipal, local, or other; (ii) any subdivision or authority of any of the above; (iii) any stock exchange; (iv) any arbitral body (public or private); and (v) any quasi-governmental or private body exercising any legally enforceable regulatory, expropriation or taxing authority under or for the account of any of the above, which, for the avoidance of doubt, includes the FDA, any corresponding foreign agency and any other federal, state, provincial, local or foreign Governmental Authority with jurisdiction over the authorization, approval, marketing, advertising, sale, pricing, storage, distribution, use, handling and control, safety, efficacy, reliability or manufacturing of medical device or similar products.

“Hazardous Material” means any material, substance or waste for which Liability or binding standards of conduct may be imposed pursuant to, or that is the subject of regulatory action under, any Environmental Laws, including any petroleum products or byproducts, asbestos or asbestos-containing materials, lead-containing paint, polychlorinated biphenyls, per- and polyfluoroalkyl substances, lead, toxic mold, radioactive materials and radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Instruments” means all “instruments,” as such term is defined in the UCC, now owned or hereafter acquired by any Seller or any of their Subsidiaries, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, chattel paper.

“Intellectual Property” means all of the following: (a) Patents; (b) copyrights and other equivalent rights in works of authorship (published or unpublished), moral rights (or other similar rights), copyright registrations and applications for copyright registration (“Copyrights”); (c) designs, design registrations, design registration applications; (d) names, trade names, business names, corporate names, domain names, social media accounts, website names and world wide web addresses, common law trademarks, trademark registrations, trademark applications, unregistered trademarks, service marks, trade dress and logos, slogans, and other designations of source or origin, and all goodwill related to the foregoing (“Trademarks”); (e) rights in computer programs and software (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (collectively, “Technology”); (f) rights in trade secrets and all other confidential information, know-how, inventions, improvements, processes, formulae, models, techniques, plans, ideas, concepts, designs, business, scientific and technical data or information, and methodologies (“Trade Secrets”); (g) registrations and applications for any of the foregoing; (h) all goodwill associated or arising in connection with the forgoing; and (i) all other intellectual property or proprietary rights of any kind or nature arising under any jurisdiction.

“Interim Period” means the period between the close of business on the Original Execution Date and the earlier of (x) Closing and (y) the termination of this Agreement.

“Inventory” means all “inventory,” as such term is defined in the UCC, now owned or hereafter acquired or used (or held for use) by any Seller (or any of their Subsidiaries), wherever located, and, without limiting the foregoing, all (i) inventory, (ii) merchandise, (iii) goods and other personal property, (iv) raw materials, work or construction in process, (v) finished goods, returned goods, or materials or supplies of any kind, nature or description and (vi) products, equipment, and appliances, whether owned or on order, including all embedded software.

“IRS” means the Internal Revenue Service or any successor Governmental Authority.

“Law” means any (i) applicable national, supranational, domestic or foreign, federal, state, provincial or local statute, law (including the common law), act, treaty, code, constitution, ordinance, Order, decree, rule, administrative interpretation, regulation, or by-law, and (ii) any other policy, guideline, notice, protocol or requirement having the force of law of any Governmental Authority, in each case as in effect from time to time.

“Lease Assignment(s)” means the lease assignment and assumption agreement(s), to be entered into on the Closing Date, in customary form reasonably satisfactory to Sellers and Buyer, for the Leased Real Property included in Purchased Assets.

“Leased Real Property” means the real property interests leased pursuant to (1) the Amended and Restated Lease, dated as of October 1, 2024, by and between the Company and Pima County, Arizona for the lease of 3950 S. Country Club Road, Tucson, Arizona and (2) the Triple Net Multi-Tenant Industrial Lease, dated April 24, 2018, by and between the Company and Pegasus Tucson Owner LLC (as successor-in-interest to Presson Equity Partners, LLP) for the lease of Butterfield Center, 4565 S. Palo Verde, Suite 233, Tucson, Arizona 85714, as amended by First Amendment to Lease, dated May 13, 2024.

“Liability” means any debt, loss, liability, obligation, commitment, claim, damage, demand, fine, judgment, deficiency, fee, charge or penalty, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown, fixed or contingent, matured or unmatured, direct or indirect, determined or determinable or otherwise (including all adverse reactions, recalls, product and packaging complaints or other liabilities), whether arising under any Law, Order, Contract or otherwise and without regard to when sustained, incurred or asserted or when the relevant events occurred or circumstances existed.

“Liquidation Outside Date” has the meaning set forth in Section 5.3.4(e).

"Liquidating Trustee" means Ankura Trust Company, LLC in its capacity as Liquidating Trustee under the Second Amended Combined Disclosure Statement and Chapter 11 Plan of Liquidation of Accelerate Diagnostics, Inc. and Accelerate Diagnostics Texas, LLC [D.I. 214].

“Litigation” means any claim, action, charge, complaint, audit, investigation, arbitration, mediation, hearing, proceeding, suit (whether civil, criminal, administrative, or investigative or appellate proceeding), warning letter, or notice of violation.

“Look-Back Date” means January 1, 2024.

“Manufacture”, “Manufacturing” and “Manufactured” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of the Products, or any intermediate, quality assurance and quality control testing thereof prior to the distribution of the Products.

“Material Adverse Effect” means any event, result, effect, occurrence, state of facts, circumstance, development, condition or change, that, individually or in the aggregate, is material and adverse to (a) the business, results of operations, assets, liabilities or financial condition of the Business or the Purchased Assets and the Assumed Liabilities, taken as a whole, or (b) Sellers’ ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements; provided, however, that none of the following, and no event, fact, condition, occurrence, change, development, circumstance or effect to the extent resulting from the following, shall be deemed (individually or in combination) to constitute, or shall be taken into account in determining whether there has been, a “Material Adverse Effect”: (i) general political or economic conditions (including any default on the U.S. federal debt or any government shutdown), tariffs, or conditions affecting the capital or financial markets generally, including the worsening of any existing conditions or changes affecting the availability or cost of financing; (ii) conditions generally affecting any industry or industry sector in which Sellers and their Subsidiaries operate or compete or any conditions generally affecting the medical device or healthcare industry (including any changes in regulatory requirements); (iii) any change in accounting requirements, applicable Laws or the enforcement, implementation or interpretation thereof; (iv) any hostility, act of war (whether declared or not), sabotage, civil disturbance, terrorism or military actions, or any escalation of any of the foregoing; (v) any hurricane, flood, tornado, earthquake, pandemic (including COVID-19 or any permutation thereof) or other natural disaster or force majeure event; (vi) the outcome of any other development, ruling or judgment related to or arising out of the Litigation set forth on Section 3.1.6 of the Seller Disclosure Schedules; (vii) this Agreement, the transactions contemplated hereby or the Chapter 11 Cases, including the public announcement thereof or the impact of such announcement or pendency on the relationship of Sellers with any supplier, distributor, customer, partner or similar relationship or any loss of employees resulting therefrom; (viii) the failure of Sellers and their Subsidiaries to achieve any financial projections, predictions, forecasts or estimates of revenues for any period (provided that the underlying causes of such failure shall not be excluded unless otherwise excluded pursuant to this definition); (ix) any act or omission of Sellers or any of their Subsidiaries required or permitted by the terms of this Agreement with the prior consent of or at the request of Buyer; (x) actions taken by Buyer or its Affiliates; (xi) (A) the commencement or pendency of the Chapter 11 Cases, (B) any objections in the Bankruptcy Court to (1) this Agreement, any Ancillary Agreement or the Transactions, (2) the reorganization of Sellers or their Subsidiaries, (3) the Bidding Procedures Order or (4) the assumption or rejection of any Purchased Contract otherwise in compliance with this Agreement, or (C) any Order of the Bankruptcy Court or any actions or omission of Sellers or their Subsidiaries required to be taken (or not taken) to comply therewith; (xii) any act or omission by Sellers or any of their Subsidiaries required to be taken pursuant to the terms of the DIP Order; and (xiii) any change in the market price, credit rating or trading volume of Sellers’ stock or other securities or any change affecting the ratings or the ratings outlook for Sellers (provided that the underlying factors contributing to any such change shall not be excluded unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect); except, in the case of clauses (i) through (v), to the extent that any such event, result, effect, occurrence, fact, circumstance, development, condition or change has a disproportionate effect on the Purchased Assets and Assumed Liabilities, taken as a whole, relative to other Persons operating businesses similar to the Business.

“Material Contracts” has the meaning set forth in Section 3.1.21(a).

“Mutual Release Agreement” means the mutual release agreement, to be entered into on the Closing Date, in customary form reasonably satisfactory to Sellers and Buyer.

“Non-U.S. Plan” has the meaning set forth in Section 3.1.12(k).

“Notice” has the meaning set forth in Section 9.2.1.

“Offer Employee” has the meaning set forth in Section 5.12.1.

“Order” means any judicial, arbitral, administrative, ministerial, departmental or regulatory writ, judgment, edict, directive, adjudication, decree, injunction, ruling, order, decision, award or other binding obligation, pronouncement, determination or similar action taken by, or applied by, any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Ordinary Course” means, with respect to an action taken by a Person, that such action is (i) substantially consistent with the past practices of the Person and (ii) taken in the ordinary course of the normal day-to-day operations of the Person.

“Original Execution Date” has the meaning set forth in the preamble hereto.

“Outside Date” has the meaning set forth in Section 8.1.2.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by Sellers or any of their Subsidiaries.

“Owned Software” means any and all computer programs or applications (including all software implementations of algorithms, models and methodologies), utilities, firmware, data files, databases and data collections, operating systems, tools, interfaces and libraries, whether in source code, interpreted code, compiled code, object code, executable code or other form, and all documentation and specifications, including user manuals and training materials, relating to any of the foregoing, in each case that are owned by Sellers or any of their Subsidiaries.

“Owned Technology” means any tangible embodiments of Intellectual Property (including Technology and Trade Secrets), in each case owned or purported to be owned by Sellers or any of their Subsidiaries.

“Party(ies)” has the meaning set forth in the preamble hereto.

“Patent Assignment Agreement” means the patent assignment agreement, to be entered into on the Closing Date, in customary form reasonably satisfactory to Sellers and Buyer.

“Patents” means all issued patents and patent applications, provisional patent applications, applications for reissues, industrial designs, or invention disclosures in any country or supranational jurisdiction, and any substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, confirmations, re-examinations, extensions, and supplementary protection certificates and the like.

“Payee” has the meaning set forth in Section 5.3.1(a).

“Payer” has the meaning set forth in Section 5.3.1(a).

“Payments” has the meaning set forth in Section 5.3.1(a).

“Permit” means with respect to any Person, any permit, license, grant, authorization, consent, registration, certificate, franchise, certification, variance, exemption, or Regulatory Approval or similar authorization of any Governmental Authority having jurisdiction over the Person.

“Permitted Encumbrance” means any (a) Encumbrance for utilities and Taxes not yet due or delinquent; (b) Encumbrance imposed by Law that does not or would not be reasonably expected to materially detract from the current value of, or materially interfere with, the present use and enjoyment of any Purchased Asset subject thereto or affected thereby in the Ordinary Course; (c) Encumbrance incurred or deposit made to a Governmental Authority in connection with any Permit; (d) nonexclusive licenses of Intellectual Property granted in the Ordinary Course; (e) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Encumbrances granted or which arise in the Ordinary Course for amounts which are not due and payable or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (f) zoning, building codes and other land use Laws regulating the use or occupancy of any real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of the applicable real property; (g) easements, covenants, conditions, restrictions, encroachments and other similar matters affecting title to such real property, together with all title encumbrances which encumber the real property which do not, individually or in the aggregate, materially impair the use, occupancy, or development of the real property; (h) landlord’s liens, liens on the fee interest of any Leased Real Property and the terms of any leases; (i) Encumbrances that would not reasonably be expected to materially detract from the property and/or use of the property for its current purpose; (j) Encumbrances expressly contemplated by the Sale Order; and (k) Encumbrances disclosed on Section 1.1.1 of the Seller Disclosure Schedules.

“Person” means any individual, partnership, limited partnership, limited liability partnership, limited liability company, unlimited liability company, joint stock company, joint venture, syndicate, sole proprietorship, corporation, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, or any other legal entity, including a Governmental Authority, and pronouns have a similarly extended meaning.

“Personal Data” means any information or data that (a) identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, or (b) constitutes “personal data,” “personal information,” “personally identifiable information,” “protected health information,” or similar term as defined in applicable Laws relating to data protection, data privacy, and data security.

“Personnel Records” means the following current employment and current personnel information with respect to each Continuing Employee, in each case, to the extent permitted by applicable Law: salary, wage grade, job description, variable compensation targets, performance documentation, training and continuing education records, business and personal mailing addresses and telephone numbers, any employment, confidentiality, restrictive covenants and/or intellectual property assignment agreements, employee handbook and policy acknowledgments, and any other employment-related agreements, acknowledgements and authorizations, Family and Medical Leave Act (or similar) records, disability accommodation records, workplace injury records, internal or external complaints by or concerning such Continuing Employee, Forms I-9 (Employment Eligibility Verification) related to such Continuing Employee; provided, that Personnel Records shall not include any medical records.

“Petition Date” has the meaning set forth in the recitals.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject thereto), including any multiemployer plans as defined in Section 3(37) of ERISA, all other material employee benefit plans or arrangements, and all other stock purchase, stock option, restricted stock, equity, equity-based, severance, termination, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, retirement, and other benefit or compensation plan, program, agreement or arrangement, in each case, which is maintained, sponsored or contributed to by Sellers or any of their Subsidiaries or under or with respect to which Sellers or any of their Subsidiaries has any Liability.

“Post-Closing Tax Period” has the meaning set forth in Section 5.3.2(b).

“Pre-Closing Tax Period” has the meaning set forth in Section 5.3.2(b).

“Prepetition Convertible Noteholders” means the noteholders under the Prepetition Convertible Notes Indenture.

“Prepetition Convertible Notes Indenture” means that certain Indenture, dated as of June 9, 2023, by and among (i) the Company, (ii) the Prepetition Convertible Noteholders, and (iii) Prepetition Convertible Notes Trustee, as amended, restated, supplemented or otherwise modified from time to time.

“Prepetition Convertible Notes Obligations” has the meaning ascribed to the term in the Final DIP Order.

“Prepetition Convertible Notes Trustee” means U.S. Bank Trust Company, N.A., in its capacity as Trustee and Notes Collateral Agent under the Prepetition Convertible Notes Indenture.

“Prepetition Super Priority Noteholders” means the noteholders under the Prepetition Super Priority Notes Indenture.

“Prepetition Super Priority Notes Indenture” means that certain Indenture, dated as of August 8, 2024, by and among (i) the Company, (ii) the Prepetition Super Priority Noteholders, and (iii) Prepetition Super Priority Notes Trustee, as amended, restated, supplemented or otherwise modified from time to time.

“Prepetition Super Priority Notes Obligations” has the meaning ascribed to the term in the Final DIP Order.

“Prepetition Super Priority Notes Trustee” means U.S. Bank Trust Company, N.A., in its capacity as Trustee and Notes Collateral Agent under the Prepetition Super Priority Notes Indenture.

“Products” means Sellers’ and their Subsidiaries’ products (including all product platforms, all models and all modifications of the products) as of the Closing, including the Accelerate Pheno system, the Accelerate Arc system, and the Accelerate WAVE system.

“Public Statement” has the meaning set forth in Section 5.2.

“Purchase Price” has the meaning set forth in Section 2.3.1.

“Purchased Assets” has the meaning set forth in Section 2.1.1.

“Purchased Contracts” has the meaning set forth in Section 2.1.1(e).

“Purchased Intellectual Property” means the Intellectual Property licensed to Sellers or their Subsidiaries under the Purchased Contracts, and all other Owned Intellectual Property.

“Purchased Permits” has the meaning set forth in Section 2.1.1(k).

“Purchased Product Records” means all books and records (including records of call center activity) primarily relating to the Business to the extent owned, maintained and in the possession or control of Sellers or any of their Subsidiaries and reasonably necessary or used to monitor the collection or payment of royalties with respect to the Products, maintain, prosecute, or enforce the Purchased Intellectual Property or Regulatory Approvals, Manufacture, Research, develop and Exploit the Products throughout the world, but excluding, in all cases, the Excluded Books and Records and any Intellectual Property included therein.

“Purchased Regulatory Approvals” means the Regulatory Approvals set forth on Section 1.1.2 of the Seller Disclosure Schedules; provided, however, “Purchased Regulatory Approvals” shall not include Permits other than Purchased Permits.

“Purchased Technology” means all tangible embodiments of Intellectual Property (including Technology and Trade Secrets), in each case licensed to Sellers or their Subsidiaries under the Purchased Contracts, and all other Owned Technology.

“RCAs” has the meaning set forth in Section 5.12.4.

“Regulatory Approval Transfer Documentation” means, (x) with respect to Sellers or any of their Subsidiaries, a letter or letters to the applicable Regulatory Authority transferring the rights to the Purchased Regulatory Approvals to Buyer and a letter or letters to the applicable Regulatory Authority, notifying it of the transfer of the Purchased Regulatory Approvals to Buyer, as well as any similar letters to any other applicable Regulatory Authority, in each case delivered to Buyer for further delivery on behalf of Sellers or any of their Subsidiaries in the form to be reasonably agreed to by Buyer and Sellers; and (y), with respect to Buyer, a letter or letters to the applicable Regulatory Authority assuming responsibility for the Purchased Regulatory Approvals from Sellers or any of their Subsidiaries and a letter or letters to the applicable Regulatory Authority from Buyer, notifying it of the transfer of the Purchased Regulatory Approvals from Sellers or any of their Subsidiaries to Buyer, as well as any similar letters to any other applicable Regulatory Authority, in each case, copying Sellers and in the form to be reasonably agreed by Buyer and Sellers.

“Regulatory Approvals” means all approvals (including pricing and reimbursement approvals required for marketing authorization), clearances, de novos, exemptions, product and/or establishment licenses, registrations or authorizations of any Regulatory Authorities required to Exploit the Products in any jurisdiction.

“Regulatory Authority” means any Governmental Authority with authority over the Research, development, registration, Manufacture, making, having made, use and Commercialization of a medical device or similar product (including the Products).

“Regulatory Filings” means, individually or collectively, all applications, filings, submissions, licenses, registrations, clearances, permits, notifications, and authorizations (including marketing and labeling authorizations) or waivers with respect to the testing, Research, development, registration, manufacture, making, having made, use and Commercialization of the Products made to or received from any Regulatory Authority in a given country, and all correspondence related to any of the foregoing.

“Rejection Damages Claims” means all claims arising from or related to the rejection of a Contract under Section 365 of the Bankruptcy Code.

“Relevant Transaction” means (a) each of the Transactions, (b) the subsequent liquidation of Sellers on or before the Liquidation Outside Date and (c) any other transaction identified by Buyer in writing delivered to Sellers no later than three (3) days prior to the Closing Date.

“Representatives” means a Party’s officers, directors, employees, agents, attorneys, accountants, consultants, advisors, financing sources and other representatives.

“Research” means all activities related to the research, identification, screening and testing of a Product.

“Sale” has the meaning set forth in the Bidding Procedures Order.

“Sale Hearing” has the meaning set forth in Section 2.1.1(u).

“Sale Order” has the meaning set forth in Section 5.7.1(b).

“Sanctioned Country” means any of Cuba, Iran, North Korea, Syria, and the Crimea region or so-called Donetsk People’s Republic or Luhansk People’s Republic regions in Ukraine.

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under any Sanctions, including (i) any Person identified in any list of Sanctioned Persons maintained by (A) the U.S. Department of Treasury, Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security or the U.S. Department of State, (B) the United Kingdom, (C) any committee of the United Nations Security Council or (D) the European Union, (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country and (iii) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii).

“Saguaro Ridge” has the meaning set forth in Section 9.6.2.

“Sanctions” means all applicable Laws concerning economic sanctions.

“SEC” means the U.S. Securities and Exchange Commission and any successor agency thereto.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sellers” has the meaning set forth in the preamble hereto.

“Seller Disclosure Schedules” means the disclosure schedules of Sellers delivered by Sellers pursuant to this Agreement.

“Seller Disclosure Schedule Delivery Date” means June 4, 2025 or such later date that Buyer may in its sole discretion determine.

“Sellers’ Financial Advisor” means Perella Weinberg Partners LP.

“Sellers’ Knowledge” means the actual knowledge of any one of Jack Philips, David Patience, John Meduri, Lawrence Mertz, Chris Thode, and Maya Gowri without personal liability on the part of any of them.

“Seller Plans” has the meaning set forth in Section 5.12.2.

“Seller SEC Documents” has the meaning set forth in Section 3.1.

“Subsidiary” means any entity of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Successful Bidder” has the meaning set forth in the Bidding Procedures Order.

“Tax Laws” has the meaning set forth in Section 2.3.3.

“Tax Return” means any return, declaration, report, election, notice, filing, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and includes any amended returns required as a result of examination adjustments made by the IRS or other Taxing Authority.

“Taxes” means all taxes of any kind, and all charges, fees, customs, levies, duties, excises, premiums, imposts, required deposits or other assessments, including all federal, state, local or foreign net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, worker’s compensation, unemployment, occupation, capital stock, transfer, gains, windfall profits, net worth, asset, transaction and other taxes, and any interest, penalties, or additions to tax with respect thereto, imposed upon any Person by any Taxing Authority or other Governmental Authority under applicable Law.

“Taxing Authority” means any Governmental Authority or any quasi-governmental body exercising tax regulatory authority.

“Technology” has the meaning set forth in the definition of “Intellectual Property.”

“Third Party” means any Person other than Sellers, Buyer and their respective Affiliates and permitted successors and assigns.

“Top Customer” has the meaning set forth in Section 3.1.22.

“Top Supplier” has the meaning set forth in Section 3.1.22.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademark” has the meaning set forth in the definition of “Intellectual Property.”

“Trademark Assignment Agreement” means the trademark assignment agreement, to be entered into on the Closing Date, in customary form reasonably satisfactory to Sellers and Buyer.

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” has the meaning set forth in Section 5.3.2(a).

“Transition Services Agreement” means a transition services agreement, if requested by Buyer, to be entered into on the Closing Date, in customary form reasonably satisfactory to Sellers and Buyer.

“UCC” means the Uniform Commercial Code as adopted and in effect in the applicable jurisdiction, as amended from time to time.

“Wind-Down Activities” means the orderly wind-down of Sellers’ bankruptcy estate following the Closing, including the liquidation and dissolution of Sellers, on or before the Liquidation Outside Date.

“Wind-Down Amount” means the amount set forth in the Approved Budget; provided, that such amounts shall only be used to pay Wind-Down Expenses; provided, further, that, to the extent there is any residual Wind-Down Amount remaining after the payment of the Wind-Down Expenses, such amount shall be promptly delivered to Buyer.

“Wind-Down Expenses” means the expenses required to conduct an orderly wind-down of Sellers’ bankruptcy estate following the Closing which are funded by the Wind-Down Amount; provided, that, for the avoidance of doubt, Buyer shall not be liable for any expenses in excess of the Wind-Down Amount.

1.2            Construction. Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The terms “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively, and do not limit the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party. Unless otherwise specified or where the context otherwise requires, (a) references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article, Section, Schedule or Exhibit of this Agreement; (b) references in any Section to any clause are references to such clause of such Section; (c) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) references to a Person are also to its successors and permitted assigns; (e) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, in each case, as in effect at the relevant time of reference thereto; (f) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto; (g) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”, (h) all references to “made available” means, when used with respect to any document or other item of information, that such document or other item of information was provided or made available to Buyer in the “virtual data room” prepared by Sellers to which Buyer has been provided access at least two (2) Business Days prior to the Seller Disclosure Schedule Delivery Date; and (i) references to monetary amounts are denominated in United States Dollars and all references to “$” shall be deemed to refer to United States Dollars. The Parties have participated jointly in the negotiation and drafting of this Agreement and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party (or any Affiliate thereof) by virtue of the authorship of any of the provisions of this Agreement.

Article II
SALE AND PURCHASE OF ASSETS; LIABILITIES

2.1            Sale of Purchased Assets.

2.1.1            Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions of this Agreement and the Ancillary Agreements, and to the fullest extent permitted by Section 363 of the Bankruptcy Code and/or other applicable Laws, at and effective as of the Closing, Sellers shall (or shall cause their applicable Subsidiaries to), sell, transfer, convey, assign and deliver to Buyer, and Buyer, shall purchase and accept from Sellers (or such Subsidiaries), all rights, title and interests of Sellers or their Subsidiaries in and to all of the assets, properties, interests, rights and claims of Sellers and their Subsidiaries, other than the Excluded Assets, including the following (collectively, the “Purchased Assets”), in each case free and clear of any Encumbrances (other than Permitted Encumbrances and Assumed Liabilities):

(a)            [Reserved];

(b)            [Reserved];

(c)            all Inventory solely to the extent that such Inventory is related to the Accelerate WAVE System; provided, that in the event the Buyer determines that it will not seek to Commercialize or Exploit the Accelerate WAVE System or otherwise in Buyer's sole discretion, in each case, within thirty (30) days of the Closing Date, the Buyer shall assign any such Inventory to the Liquidating Trustee;

(d)            all rights and obligations under or arising out of all current and prior insurance policies of Sellers or any of their Subsidiaries to the extent such policies relate to the operation of the Business or to any Assumed Liabilities (including returns and refunds of any premiums paid, or amounts due back to any Seller or any of their Subsidiaries, with respect to cancelled insurance policies), and all benefits of any nature of any Seller or any of their Subsidiaries with respect thereto (including any claims of any Seller or any of their Subsidiaries arising under such policies and all credits, premium refunds, proceeds, causes of action or rights thereunder) other than any Excluded Insurance Policy, provided that to the extent that any insurance policies which constitute a Purchased Asset covers any Excluded Liabilities (including tort liabilities, operational liabilities and environmental liabilities), Buyer shall make available such policies to satisfy bona fide claims of any third party that are covered by such insurance policies;

(e)            all rights and interests of Sellers or their Subsidiaries under the Contracts set forth in Section 2.1.1(e) of the Seller Disclosure Schedules, which shall incorporate by reference the Contracts set forth in Section 2.1.1(f) of the Seller Disclosure Schedules, which Section of the Seller Disclosure Schedules may be modified by Buyer from the date hereof through the Closing Date and/or in accordance with the process set forth in Sections 4.3.1, 4.3.2, 4.3.3 and 5.7.6 (the “Purchased Contracts”);

(f)            all rights and interests of Sellers or their Subsidiaries under the Contracts for the lease, sublease, license, or other right to use or occupy real property, as set forth in Section 2.1.1(f) of the Seller Disclosure Schedules, which Section of the Seller Disclosure Schedules may be modified by Buyer from the date hereof through the Closing Date and/or in accordance with the process set forth in Sections 4.3.1, 4.3.2, 4.3.3 and 5.7.6;

(g)            all deposits (including security deposits, rent, electricity, telephone or otherwise and to the extent excess funds remain in any escrow account established under a DIP Order for the sole benefit of estate professionals following final application thereof, retainers held by attorneys, accountants, financial advisors and other professional advisors retained by any Seller or by any creditors’ committee in the Chapter 11 Cases), credits, prepaid expenses, deferred charges, advance payments, refunds, rights of set-off, rights of recovery, security deposits, prepaid items, duties, letters of credit, guarantees, surety bonds, performance bonds, and other financial assurance obligations issued or entered into by or on behalf of any Seller or any of their Subsidiaries related to the Purchased Assets (including the Purchased Contracts);

(h)            all rights to any Tax deposits, credits, refunds, drawbacks or rebates of any Seller or any of their Subsidiaries or that any Seller or any of their Subsidiaries may qualify for with respect to the Purchased Assets;

(i)            all furniture, fixtures, equipment, marketing materials and other personal property used or usable in the operations of the Business related to the Accelerate WAVE System; provided that in the event the Buyer determines that it will not seek to Commercialize or Exploit the Accelerate WAVE System or otherwise in Buyer's sole discretion, in each case, within thirty (30) days of the Closing Date, the Buyer shall assign any such furniture, fixtures, equipment, marketing materials and other personal property to the Liquidating Trustee;

(j)            all merchandise and other personal property used or usable in the operations of the Business;

(k)            to the extent transferable pursuant to applicable Law, all Permits and Regulatory Filings required for Sellers or any of their Subsidiaries to conduct business or for the ownership, operation, use, maintenance, repair or other Exploitation of any of the Purchased Assets (“Purchased Permits”) and all Purchased Regulatory Approvals;

(l)            all Books and Records (including, for the avoidance of doubt, the Purchased Product Records, Tax records and Tax Returns (including working papers)), other than the Excluded Books and Records; provided, that Buyer will provide Sellers and any court-appointed trustee or other fiduciary charged with winding up the affairs of Sellers with reasonable access to such Books and Records for the purposes of conducting the Wind-Down Activities;

(m)            all Owned Intellectual Property, Owned Technology, and Owned Software; provided, that Buyer will provide Sellers and any court-appointed trustee or other fiduciary charged with winding up the affairs of Sellers with a non-transferable and non-sublicensable license (except sublicensable to vendors, contractors and service providers for the purpose of providing services to Sellers and such trustee or fiduciary in the Ordinary Course), for no additional consideration, to use such Intellectual Property solely as necessary to conduct the Wind-Down Activities, and which shall automatically expire when such Wind-Down Activities are complete. The Parties acknowledge and agree that the Intellectual Property included in the Purchased Assets shall include:

(i)            the Owned Intellectual Property set forth on Section 3.1.9(a) of the Seller Disclosure Schedules and all other Intellectual Property related to or used in connection with any Purchased Assets, plus:

(ii)            all reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations, continuations-in-part, and domestic and foreign counterparts of any of the patents or patent applications described in clause (m)(i) above, all other patents and patent applications that derive or may derive a claim of priority from any of the patents or patent applications described in clause (m)(i) above, and each patent issuing on any of the foregoing;

(iii)            each patent and patent application that is referenced by a terminal disclaimer filed in connection with any of the patents or patent applications identified in clause (m)(i) or clause (m)(ii) above;

(iv)            all Inventory subject matter, and each invention, claimed or disclosed in each of the patents and patent applications described in clauses (m)(i), (m)(ii), or (m)(iii) above; provided, that in the event Buyer determines that it will not seek to Commercialize or Exploit the Accelerate WAVE System or otherwise in Buyer's sole discretion, in each case, within thirty (30) days of the Closing Date, the Buyer shall assign any such Inventory to the Liquidating Trustee;

(v)            all rights to apply in any and all jurisdictions anywhere in the world for patents, certificates of inventions, utility models, or other governmental grants with respect to each patent, patent application, and invention described above, including the right to apply for patents pursuant to any convention, treaty, agreement or understanding; and

(vi)            any and all causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights under, or on account of, any of the foregoing Intellectual Property, including all causes of action and other enforcement rights for (1) damages, (2) injunctive relief, (3) any other remedies of any kind (in each of the cases in clauses (1), (2), and (3) of this paragraph for past, current, and future infringement), and (4) all rights to collect royalties and other payments under or on account of each of the foregoing Intellectual Property;

(n)            all Employee Equipment;

(o)            all General Intangibles associated with the Business;

(p)            all guarantees, representations, warranties, and indemnities given by any third party associated with the operation of the Business to the extent related to any Purchased Assets or any Assumed Liabilities;

(q)            [Reserved];

(r)            all Tax Returns of or with respect to any Purchased Asset and all records (including working papers) related thereto; provided, in accordance with Section 5.3.3, that Sellers and any court-appointed trustee or other fiduciary charged with winding up the affairs of Sellers shall have reasonable access to any tax returns and working papers, as applicable, upon prior written request;

(s)            all rights in or under any Plan, as set forth in Section 3.1.12(a) of the Seller Disclosure Schedules and designated by Buyer as an Assumed Plan (and including all pre-payments, deposits, and refunds thereunder and any assets, trusts, or insurance policies maintained pursuant thereto or in connection therewith), which designation may be modified by Buyer from the date hereof through the Closing Date in accordance with Section 5.12.2;

(t)            all rights under non-disclosure or confidentiality, non-compete or non-solicitation agreements with employees, consultants, contractors and agents of any Seller or any of their Subsidiaries or with third parties; and

(u)            [Reserved].

2.1.2       Excluded Assets. Notwithstanding anything to the contrary in this Agreement or in any Ancillary Agreement, Buyer shall not purchase or assume, and shall not be deemed to have purchased or assumed, any Excluded Assets, and Sellers and their respective Affiliates shall retain all right, title and interest to, in and under, the Excluded Assets. “Excluded Assets” means the following assets, properties and rights of Sellers:

(a)            the Excluded Books and Records;

(b)            any Contracts that are not Purchased Contracts (the “Excluded Contracts”);

(c)            any Leased Real Property that is not a Purchased Asset;

(d)            any confidential personnel or other records to the extent pertaining to any current or former employee who is not a Continuing Employee;

(e)            all equipment and other assets and items that are (i) owned by third parties and used by Sellers in the operation of the Business or (ii) leased to any Seller or an Affiliate thereof, in each case, pursuant to a Contract that is not a Purchased Contract;

(f)            the Purchase Price and all rights that accrue or will accrue to Sellers under (i) any of the Transaction Documents and (ii) any documents prepared or received by Sellers in connection with the Transactions (including any privileged materials);

(g)            the Excluded Cash;

(h)            the bank accounts designated on Section 2.1.2(h) of the Seller Disclosure Schedules that Sellers shall retain in connection with the Excluded Cash, which shall be used to satisfy the Wind-Down Amount or for Wind-Down Activities or to hold professional fees or other deposits;

(i)            all Excluded Insurance Policies and, in each case, all rights and benefits of any nature of Sellers with respect thereto, except to the extent the proceeds of any directors and officers insurance policy that is an Excluded Insurance Policy relates to any Assumed Liability;

(j)            all Plans and any assets of any Plan or any right, title, or interest in any of the assets, trusts or other funding vehicle thereof or relating thereto, in each case, other than the Assumed Plans (and any assets related thereto);

(k)            all guarantees, representations, warranties and indemnities to the extent pertaining to any Excluded Asset or rights and defenses to the extent pertaining to any Excluded Liability;

(l)            any Equity Securities of any Seller;

(m)            all rights to any software used in any computer equipment included in the Purchased Assets, to the extent not freely transferable to Buyer;

(n)            all documents protected by any applicable privilege, including attorney-client or attorney work product privilege;

(o)            all assets set forth on Section 2.1.2(o) of the Seller Disclosure Schedules, which Section of the Seller Disclosure Schedules may be modified by Buyer from the date hereof through one (1) Business Day prior to the Auction, but in the event no Auction is held, two (2) Business Days prior to the Sale Hearing in accordance with Section 4.3.4;

(p)            all cash, cash equivalents, funds in transit, prepayments (including all prepayments made to third party vendors), deferred assets, refunds, credits or overpayments, in each case, including for the Excluded Cash;

(q)            all Accounts Receivable;

(r)            all Inventory except as set forth in Section 2.1.1(c);

(s)            all Claims and causes of action including but not limited to (i) any claims that could be asserted by third parties derivatively through any Seller or any of their Subsidiaries; (ii) any Claims and causes of action (including, without limitation, claims on account of intercompany loans or other transactions) against the Acquired Entities; and (iii) any Avoidance Actions and the proceeds of such Claims and causes of action;

(t)            the Equity Securities of the Acquired Entities (and, for the avoidance of doubt, thereby indirectly all of the assets, rights, Contracts and Liabilities of the Acquired Entities); and

(u)            all furniture, fixtures, equipment, marketing materials and other personal property used or usable in the operations of the Business except as set forth in Section 2.1.1(i).

2.1.3       Retention of Rights. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, Sellers retain, on behalf of themselves and their Affiliates, a right to retain copies of all or any part of all documentation that Sellers deliver to Buyer pursuant to this Agreement as may be reasonably necessary to exercise its or its Affiliates’ respective rights or perform its or its Affiliates’ respective obligations under this Agreement or any Ancillary Agreement, for a purposes of administration of the Chapter 11 Cases, and for purposes of complying with Law.

2.2            Liabilities.

2.2.1       Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall (or shall cause their applicable Subsidiaries to) assign to Buyer and Buyer shall assume from Sellers or their applicable Subsidiaries and agree to pay and discharge when due, only the following Liabilities (collectively, the “Assumed Liabilities”):

(a)            all Liabilities relating to, or arising in respect of, the Purchased Assets arising out of or relating to (i) events, occurrences, acts or omissions occurring after the Closing Date or (ii) the operation of the Business or the Purchased Assets by Buyer after the Closing Date;

(b)            all Liabilities of Sellers under the Purchased Contracts to be paid or performed after the Closing Date, including the Cure Costs, required to be paid or otherwise satisfied in connection with the assumption and assignment thereof, pursuant to Section 365 of the Bankruptcy Code; provided, that neither Buyer nor its Designated Purchaser shall be liable for any applicable Cure Costs that are waived by the contract counterparty pursuant to and consistent with Section 5.7.6;

(c)            (i) all Liabilities, solely to the extent incurred after the Closing Date, relating to the employment or performance of services, or termination of employment or services, of any Continuing Employee after the Closing Date by Buyer or its Affiliates and (ii) any Liabilities under each Assumed Plan, solely to the extent both incurred and solely related to the period after the Closing;

(d)            as set forth in Section 5.3.2, all Liabilities with respect to Transfer Taxes;

(e)            all Tax Liabilities that relate to the Purchased Assets for which any Seller is obligated attributable to a taxable period (or portion thereof) following the Closing Date;

(f)            Liabilities for all ordinary course administrative expenses, accounts payable and operating expenses, in each case, arising or incurred after the Closing Date;

(g)            Liabilities for ordinary course accounts payable incurred and unpaid as of the Closing Date but not payable until due after the Closing Date in an amount set forth on Schedule 1 attached hereto;

(h)            Liabilities for ordinary course payroll obligations incurred and unpaid as of the Closing Date but not payable until due after the Closing Date, which shall be reimbursed to the Liquidation Trust within sixty (60) days after the Closing Date in an amount set forth on Schedule 1 attached hereto;

(i)            Liabilities for other expenses and obligations incurred and unpaid prior to the Closing Date but not payable until due after the Closing Date in an amount set forth on Schedule 1 hereto;

(j)            [Reserved]; and

(k)            the Liabilities set forth on Section 2.2.1(k) of the Seller Disclosure Schedules, which Section of the Seller Disclosure Schedules may be modified by Buyer from the date hereof through one (1) Business Day prior to the Auction, but in the event no Auction is held, two (2) Business Days prior to the Sale Hearing in accordance with Section 4.3.4.

For the avoidance of doubt and without limiting Buyer’s obligations to pay and discharge when due all Assumed Liabilities (giving effect to the applicable limitations contained in this Section 2.2.1), to the extent an Assumed Liability is or could be listed under more than one clause of the definition of Assumed Liabilities, there shall be no double counting and Buyer shall only be obligated to assume and pay the Assumed Liabilities once.

2.2.2        Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, except for the Assumed Liabilities, neither Buyer nor any of its Affiliates shall assume, nor shall they be or become responsible for, and shall be deemed not to have assumed, any Liabilities of any Seller, their Subsidiaries, the Business or any of the Purchased Assets of any kind or nature whatsoever, whether absolute, accrued, contingent or otherwise, liquidated or unliquidated, due or to become due, known or unknown, currently existing or hereafter arising, matured or unmatured, direct or indirect, and however arising, whether existing on the Closing Date or arising thereafter as a result of any act, omission, or circumstance taking place on or prior to the Closing, and Sellers shall be solely and exclusively liable with respect to all such Liabilities (collectively, the “Excluded Liabilities”), including the following Liabilities:

(a)            any Liability of any Seller to the extent arising from any Excluded Asset;

(b)            all Liabilities or indebtedness for borrowed money of Sellers (including any indebtedness or accounts payable owing from any Seller to any Affiliate of any Seller);

(c)            except as set forth in Section 5.3.2 with respect to Transfer Taxes, (i) all Tax Liabilities of Sellers or their respective Affiliates for any taxable period, and (ii) all Tax Liabilities relating to the Purchased Assets, Assumed Liabilities or the Business attributable to a Pre-Closing Tax Period;

(d)            all employment-related Liabilities of Sellers or any of their Subsidiaries or of any of their predecessors, including, without limitation, all accrued and unpaid payroll (including service credit and accrued paid time off, whether earned pre- or post- Closing Date), payroll Taxes, severance, accrued vacation, workers’ compensation and other employee-related claims, and any claim under the WARN Act, with respect to COBRA liabilities, or with respect to any applicable state or local corollary thereto, and any other liabilities for any action resulting from Sellers’ employees’ separation of employment;

(e)            all Liabilities of Sellers with respect to any terminated employees (or other individual who is a COBRA qualified beneficiary on account of the individual’s relation to an employee) with respect to COBRA, including any individual who becomes an “M&A qualified beneficiary” within the meaning of sections 601, et. seq., of ERISA and section 4980B of the Code;

(f)            all Liabilities of Sellers or any of their predecessors with respect to the termination of employment of Sellers’ “insiders” (as such term is defined under the Bankruptcy Code);

(g)            all Liabilities arising under or relating to the Plans (including all assets, trust, insurance policies and administration service contracts related thereto), in each case, other than as expressly provided in Section 2.2.1(c)(ii);

(h)            all Liabilities for fees, costs and expenses that have been incurred or that are incurred or owed by Sellers or of any of their predecessors in connection with this Agreement and the Ancillary Agreements or the administration of the Chapter 11 Cases (including all fees and expenses of professionals engaged by Sellers) and administrative expenses and priority claims accrued through the Closing Date and all costs and expenses incurred in connection with (i) the negotiation, execution and consummation of the transactions contemplated under this Agreement and each of the Ancillary Agreements, (ii) the negotiation, execution and consummation of the DIP Credit Agreement, and (iii) the consummation of the transactions contemplated by this Agreement, including any retention bonuses, “success” fees, change of control payments and any other payment obligations of Sellers or of any of their predecessors payable as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements;

(i)            any outstanding and unpaid bonus, commission or incentive obligations in respect of any current or former employee, officer, director or other individual service provider of Sellers;

(j)            all Liabilities relating to Rejection Damages Claims;

(k)            all Liabilities relating to claims, actions, suits, arbitrations, litigation matters, proceedings or investigations (in each case whether involving any Third Party or Governmental Authority) involving, against, or affecting any Purchased Assets or Assumed Liabilities, the Business, Sellers, any of their Affiliates or predecessors, or any assets or properties of Sellers or of any of their predecessors, in each case relating to, resulting from, caused by or arising out of the ownership, operation or control of the Business to the extent accruing, arising out of or relating to events, occurrences, acts or omissions occurring or existing on or before the Closing Date;

(l)            all Liabilities relating to claims, actions, suits, arbitrations, litigation matters, proceedings or investigations (in each case whether involving any Third Party or Governmental Authority) involving, against, or affecting Sellers or any of their Subsidiaries, in each case relating to, resulting from, caused by or arising out of employment disputes or disputes with third party distributors, to the extent accruing, arising out of or relating to events, occurrences, acts or omissions occurring or existing on or before the Closing Date;

(m)            all Liabilities arising under Environmental Law relating to, resulting from, caused by or arising out of the ownership, operation or control of the Business, to the extent accruing, arising out of or relating to events, occurrences, acts or omissions occurring or existing on or before the Closing Date;

(n)            any Liability (whether arising before, on or after the Closing Date) with respect to any Business Employee or current or former employee of Sellers or any of their Subsidiaries who is not a Continuing Employee;

(o)            all Liabilities relating to claims for indemnification of any present or former officer, manager, employee, partner or member of any Seller whether arising under bylaws, certificates of formation or other formation documents, or Contract in each case arising out of or relating to (i) events, occurrences, acts or omissions occurring or existing on or before the Closing Date or (ii) the operation of the Business or the Purchased Assets by Buyer on or before the Closing Date;

(p)            all Liabilities for ordinary course accounts payable incurred and unpaid by any Seller as of the Closing Date that are not expressly assumed by Buyer pursuant to Section 2.2.1(g);

(q)            any Liabilities arising out of a Contract, including any Contract for the lease, sublease, license, or other right to use or occupy real property, that is not a Purchased Contract; and

(r)            the Liabilities set forth on Section 2.2.2(r) of the Seller Disclosure Schedules, which Section of the Seller Disclosure Schedules may be modified by Buyer from the date hereof through one (1) Business Day prior to the Auction, but in the event no Auction is held, the Sale Hearing in accordance with Section 4.3.4;

(s)            Liabilities of the Acquired Entities.

2.3            Consideration.

2.3.1       Purchase Price. Upon the terms and subject to the conditions of this Agreement, the aggregate consideration for the Purchased Assets will consist of (a) a credit bid pursuant to Section 363(k) of the Bankruptcy Code (the “Credit Bid”) of obligations equal to (i) the full amount of the DIP Obligations (other than, for the avoidance of doubt, the Convertible Roll-Up DIP Obligations, including all principal, fees, penalties and other obligations thereunder (by the DIP Agent on behalf of the DIP Lenders), plus (ii) the Prepetition Super Priority Notes Obligations (by the Prepetition Super Priority Notes Trustee on behalf of the Prepetition Super Priority Noteholders) which, when added to the DIP Obligations, shall equal $41,952,668 in the aggregate; provided, to the extent any aspect of the amount of the DIP Obligations and/or the Prepetition Super Priority Notes Obligations is modified pursuant to an order of the Bankruptcy Court, Buyer shall have the right, in accordance with the Bidding Procedures Order, to include in such Credit Bid all or any other portion of Buyer’s claims against the Debtor (including, without limitation the Convertible Roll-Up DIP Obligations and the Prepetition Convertible Notes Obligations) and (b) the assumption of the Assumed Liabilities (the sum of clauses (a) and (b), collectively, the “Purchase Price”); provided, that the Buyer reserves the right to increase the Purchase Price (including any component thereof) pursuant to and in accordance with the Bidding Procedures Order or to use cash consideration for the Purchase Price.

2.3.2       Cure Costs. As soon as reasonably practicable and, in any event no later than three (3) Business Days prior to when filed with the Bankruptcy Court, Sellers shall deliver to Buyer a certificate setting forth the Cure Costs (together with reasonable supporting documentation) (the “Cure Cost Certificate”).

2.3.3       Allocation of Consideration. Buyer shall reasonably allocate the Purchase Price (and the Assumed Liabilities or any other items treated as consideration, to the extent properly taken into account under applicable tax Laws, the “Tax Laws”) among the Purchased Assets in accordance with Section 1060 of the Code and all other applicable Tax Laws (the “Allocation”) within ninety (90) days following the Closing and shall deliver to Sellers a copy of such Allocation promptly after such determination. Sellers shall have the right to review and raise any reasonable objections in writing to the Allocation during the thirty (30) day period after their receipt thereof. If Sellers disagree with respect to any item in the Allocation, the Parties shall negotiate in good faith to attempt to resolve the dispute. To the extent Buyer and Sellers cannot resolve any such dispute, the dispute will be referred to a nationally recognized accounting firm to be mutually agreed on by Buyer and Sellers (the “Accounting Firm”) for resolution. Buyer and Sellers agree to file their respective IRS Form 8594 and all federal, state and local Tax Returns in accordance with the Allocation (as agreed by the Parties or as resolved by the Accounting Firm) and agree not to take any position inconsistent with the Allocation in any Tax Return, in any refund claim, in any litigation or otherwise, except as otherwise required by a “determination” as defined in Section 1313(a) of the Code (or corresponding provision of state or local law).

2.4            Closing. Pursuant to the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the New York, New York offices of Fried, Frank, Harris, Shriver & Jacobson LLP, at 10:00 a.m. local time, on the third (3rd) Business Day following satisfaction of all conditions (other than those that by their terms are to be satisfied or taken at the Closing, but subject to the satisfaction or waiver of such conditions on the Closing Date) set forth in Article VI (or, to the extent permitted by applicable Law, waived by the Party entitled to the benefits thereof), or such other time and place as the Parties may mutually agree to in writing (email being sufficient) (such date of the Closing being hereinafter referred to as the “Closing Date”).

2.5            No Offset. Buyer’s obligations under this Article II shall not be subject to offset or reduction.

Article III
REPRESENTATIONS AND WARRANTIES

3.1            Representations and Warranties of Sellers. Sellers represent and warrant to Buyer as of the Original Execution Date as follows, with each such representation and warranty subject to (a) such exceptions, if any, as are set forth in the corresponding section of the Seller Disclosure Schedules and (b) disclosure in any reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by Sellers with the SEC (the “Seller SEC Documents”) publicly filed or furnished on or after the Look-Back Date and at least two (2) Business Days prior to the date of this Agreement other than any information (other than statements of fact) in the “Risk Factors,” or “Note About Forward-Looking Statements” sections of such Seller SEC Documents or other forward-looking or predictive statements in such Seller SEC Documents; provided, however, that nothing disclosed in the Seller SEC Documents filed by Sellers prior to the date hereof shall be deemed to modify or qualify any representation or warranty set forth in Section 3.1.1 (Organization; Good Standing; Qualification), Section 3.1.2 (Authority and Enforceability), Section 3.1.3 (Authorizations and Consents), Section 3.1.4 (No Broker), and Section 3.1.5 (Capitalization). Disclosures in any section or paragraph of the Seller Disclosure Schedules shall be deemed disclosed with respect to any other sections or paragraphs of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other sections or paragraphs.

3.1.1       Organization; Good Standing; Qualification. Each Seller is validly existing and in good standing under the Laws of the jurisdiction of its organization. Each Acquired Entity is validly existing and in good standing under the Laws of the jurisdiction of its organization (to the extent such concept exists in such jurisdiction). Sellers are duly qualified to carry on business in each jurisdiction in which the nature or character of the properties and assets owned, leased or operated by it, including for greater certainty, the Purchased Assets, or the nature of its business or activities, including for greater certainty, the operation of the Business, makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Each Acquired Entity is duly qualified or otherwise authorized to carry on business in each jurisdiction in which the nature or character of the properties and assets owned, leased or operated by it or the nature of its business or activities makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Sellers have delivered to Buyer accurate and complete copies of the Fundamental Documents of each of the Acquired Entities.

3.1.2       Authority and Enforceability. Each Seller has the requisite power, authority and capacity to enter into this Agreement and the Ancillary Agreements to which it is or will be a party and, subject to the Bidding Procedures Order and Sale Order, to perform its obligations hereunder or thereunder and to complete the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Agreement to which it is or will be a party, the performance of the obligations hereunder or thereunder and the consummation of the transactions contemplated hereby or thereby have been, or will be at or prior to Closing, duly authorized by all necessary action on the part of each Seller. This Agreement and each of the Ancillary Agreements to which each Seller is or will be a party, have been, or will be at or prior to Closing, duly executed and delivered by such Seller, and, subject to the Bankruptcy Court’s entry of the Sale Order, constitute or will constitute a legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and by general principles of equity (the “Enforceability Exceptions”).

3.1.3       Authorizations and Consents. Except for (a) the entry of the Bidding Procedures Order and the Sale Order and, as applicable, the expiration or waiver of the Bankruptcy Court of the applicable 14-day period set forth in Rule 6004(h) of the Bankruptcy Rules, (b) the delivery to the applicable Regulatory Authority of the Regulatory Approval Transfer Documentation and, if applicable the approval by the applicable Regulatory Authority of the transfer of the Purchased Regulatory Approvals to Buyer or a Designated Purchaser, (c) items disclosed in Section 3.1.3 of the Seller Disclosure Schedules, and (d) as deemed necessary or advisable pursuant to the Antitrust Laws and FDI Laws in accordance with Section 6.1.2, no material Order, Permit, license, consent, approval, waiver, notification or filing, in each case, with a Governmental Authority, is required on the part of Sellers for the execution and delivery by Sellers of this Agreement, the performance by Sellers of their obligations hereunder or thereunder and the consummation of the transactions contemplated hereby and thereby, including, for greater certainty, the transfer of the Purchased Assets.

3.1.4       No Broker. Sellers have not used any broker or finder in connection with the transactions contemplated hereby, except that Sellers have engaged the Sellers’ Financial Advisor as its financial advisor, and no other broker, finder or investment banker is entitled to any fee or commission from Sellers in connection with the transactions contemplated hereby.

3.1.5       Capitalization. Section 3.1.5(a) of the Seller Disclosure Schedules sets forth the authorized Equity Securities of each Acquired Entity and a complete and correct list of the issued and outstanding Equity Securities of each Acquired Entity. All of the outstanding Equity Securities of each Acquired Entity have been validly issued and, if applicable, are fully paid and non-assessable and are held of record by the Company or a Subsidiary of the Company. Except as set forth on Section 3.1.5(b) of the Seller Disclosure Schedules, no Acquired Entity owns or otherwise holds, directly or indirectly, any Equity Security in any Person. No Acquired Entity has violated any applicable federal or state securities Laws in connection with the offer, sale or issuance of any of its Equity Securities.

3.1.6       Litigation. Section 3.1.6 of the Seller Disclosure Schedules sets forth a list of all material Litigation to which Sellers or any of their Subsidiaries is a Party as of the Original Execution Date relating to any of the Purchased Assets, the Assumed Liabilities or the Business as of the Original Execution Date. Except for the Chapter 11 Cases and the Litigation listed on Section 3.1.6 of the Seller Disclosure Schedules, as of the Original Execution Date there are no, and since the Look-Back Date to the Original Execution Date there has not been any, material Litigation pending or, to Sellers’ Knowledge, threatened against the Purchased Assets or, to the extent involving or related to the operations or conduct of the Business (including with respect to any current or former employees or other individual service providers who provided services to the Business), against Sellers or their Subsidiaries. Except as set forth on Section 3.1.6 of the Seller Disclosure Schedules, as of the Original Execution Date, there are no material Orders of or by a court of competent jurisdiction or other Governmental Authority outstanding against Sellers with respect to the Business or any of the Purchased Assets, except for the Chapter 11 Cases.

3.1.7       No Violation. Subject to (a) the entry of the Bidding Procedures Order and the Sale Order and, as applicable, the expiration or waiver of the Bankruptcy Court of the applicable 14-day period set forth in Rule 6004(h) of the Bankruptcy Rules, (b) the delivery to the applicable Regulatory Authority of the Regulatory Approval Transfer Documentation and, if applicable the approval by the applicable Regulatory Authority of the transfer of the Purchased Regulatory Approvals to Buyer or a Designated Purchaser, and (c) items disclosed in Section 3.1.7 of the Seller Disclosure Schedules, the execution and delivery by each Seller of this Agreement and each Ancillary Agreement to which it is or will be a party, the performance by each Seller of its obligations hereunder or thereunder and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) result in a violation of any Law applicable to such Seller; (ii) result in a breach of, or conflict with, the constituent documents of such Seller or the Acquired Entities; (iii) result in a breach of or result in the loss of any rights or the imposition of obligations under, any Purchased Contract or Purchased Permit; or (iv) result in the creation of any Encumbrance (other than any Permitted Encumbrance) upon the Purchased Assets other than Encumbrances created solely as a result of the acquisition by Buyer of the Purchased Assets and assumption of the Assumed Liabilities, in each case of clauses (i) and (iii), except as would not have a Material Adverse Effect.

3.1.8       Purchased Assets.

(a)            Sellers have good and marketable title to, a valid leasehold interest in or the right to use, all of the Purchased Assets. Upon the entry and effectiveness of the Sale Order, Sellers will have the power and right to sell, assign, transfer, convey and deliver, as the case may be, to Buyer the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances and Assumed Liabilities. Other than Encumbrances that will be released upon the entry and effectiveness of the Sale Order, Sellers own or have rights to, and upon delivery to Buyer at the Closing will transfer to Buyer, good title to or a valid leasehold interest in all of the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances and Assumed Liabilities.

(b)            The Purchased Assets, together with the services to be provided under the Transition Services Agreement (if applicable), constitute certain of the properties, assets, claims, interests and rights (other than the Excluded Assets) that are used in or held for use in the conduct of the Business as of the date hereof.

(c)            Except as set forth in Section 3.1.8(c) of the Seller Disclosure Schedules, no other Person (other than Sellers and their Subsidiaries) owns any assets that are material to operate the Business in substantially the same manner as conducted by Sellers and their Subsidiaries before Closing except for personal property leased by Sellers, Intellectual Property and computer software and programs licensed to Sellers, products sold pursuant to distribution or similar contracts with Sellers, and the Excluded Assets.

(d)            Except as set forth in Section 3.1.8(d) of the Seller Disclosure Schedules, neither Sellers nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein, other than as may be provided in connection with the Leased Real Property.

3.1.9       Intellectual Property.

(a)            Section 3.1.9(a) of the Seller Disclosure Schedules sets forth a correct and complete list of all Owned Intellectual Property that is registered, issued, or the subject of an application for registration or issuance, including Patents, Trademarks, Copyrights, and domain names. All Intellectual Property set forth on Section 3.1.9(a) of the Seller Disclosure Schedules is, to Sellers’ Knowledge, subsisting, valid and enforceable.

(b)            Sellers or their Subsidiaries own all right, title and interest in and to, free and clear of all Encumbrances (other than Permitted Encumbrances) all Owned Intellectual Property, and, except as would not reasonably be expected to be material to the Business, taken as a whole, have a valid right to use, under a Purchased Contract, all other Purchased Intellectual Property. The Purchased Intellectual Property and Purchased Technology constitute all material Intellectual Property necessary for the operation of the Business as presently conducted. Except as would not be adverse to the Business, Sellers or their Subsidiaries are in possession of or have access to all Owned Technology. Except as would not be material and adverse to the Business, Sellers or their Subsidiaries are in possession of or have access to all other Purchased Technology.

(c)            (i) To Sellers’ Knowledge, the operation of the Business has not, in the past three (3) years, infringed, misappropriated or violated any Intellectual Property of any Third Party and (ii) except as set forth on Section 3.1.19(c) of the Seller Disclosure Schedules, no Claims or actions are pending or, to Sellers’ Knowledge, threatened in writing, (A) regarding infringement, misappropriation, dilution, or other violation of the Intellectual Property of any Person against Sellers or their Subsidiaries in respect of the conduct or operation of the Business by Sellers or their Subsidiaries, or (B) challenging the ownership, validity, enforceability or use of any Owned Intellectual Property or, to Sellers’ Knowledge, other Purchased Intellectual Property to which Sellers or their Subsidiaries have exclusive rights (except, in each case, for non-final office actions).

(d)            Except as would not reasonably be expected to have Material Adverse Effect, to Sellers’ Knowledge, no Person is, or has been for the past three (3) years, infringing, misappropriating or otherwise violating any Owned Intellectual Property or other Purchased Intellectual Property to which Sellers or their Subsidiaries have exclusive rights, and no such Claims have been asserted or threatened against any Person by Sellers, or to Sellers’ Knowledge, any other Person, since the Look-Back Date.

(e)            Except as would not reasonably be expected to have a Material Adverse Effect, all current and former employees, independent contractors, and consultants who have been involved in the creation, invention, development, authorship, conception, modification or improvement of any Intellectual Property on behalf of Sellers or the Business during the course of their employment or engagement (“Contributors”) have signed and delivered to Sellers written agreements including confidentiality and non-disclosure obligations in favor of Sellers and their Subsidiaries. Except as would not reasonably be expected to have a Material Adverse Effect, all Owned Intellectual Property created or developed by Contributors has either vested in Sellers or their Subsidiaries by operation of law or such Contributors have signed and delivered to Sellers written agreements including present-tense assignment to Sellers or one of their Subsidiaries of such Intellectual Property.

(f)            Sellers have taken commercially reasonable measures to maintain and protect the Owned Intellectual Property and Owned Technology (including by timely making all applicable filing, examination, maintenance, or renewal fees), and the secrecy and value of all Trade Secrets in Sellers or their Subsidiaries’ possession and used in connection with the Business. No material Trade Secrets included in the Owned Intellectual Property or Owned Technology have been disclosed or authorized to be disclosed to any Person, other than in the Ordinary Course pursuant to a written non-disclosure agreement.

(g)            Since the Look-Back Date, Sellers and their Subsidiaries have been in compliance, in all material respects, with all applicable Laws, privacy policies, and Contracts relating to the collection, use, storage, destruction, modification, transfer, and other processing of Personal Data collected or used by Sellers and their Subsidiaries in the conduct of the Business. To Sellers’ Knowledge (i) there has been no material unauthorized access to any information technology systems used in the operation of the Business (or data stored in or processed thereby), nor (ii) any unauthorized access, disclosure, destruction, modification, or use of Personal Data that would require notification of individuals, other affected Persons, or any Governmental Authority.

3.1.10     No Material Disposals. Since the Look-Back Date, Sellers have not sold or otherwise disposed of any assets (including any licenses, assignments, transfers, or abandonments of Intellectual Property or tangible embodiments thereof) that are material to the Business, other than for sales of the Products, expiration of any registered or issued Intellectual Property in accordance with its maximum statutory term and non-exclusive licenses granted in the Ordinary Course.

3.1.11    Absence of Certain Changes. Except as set forth in Section 3.1.11 of the Seller Disclosure Schedules, since December 31, 2024, (a) no event, result, effect, occurrence, fact, circumstance, development, condition or change has occurred or arisen that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (b) Sellers have not taken any action that would be prohibited by Section 4.2 if taken during the Interim Period.

3.1.12    Employee and Benefit Matters.

(a)            Section 3.1.12(a) of the Seller Disclosure Schedules lists each material Plan, separated by jurisdiction and identifies each Assumed Plan.

(b)            Each Plan is and has been established, funded, maintained and administered in all material respects in accordance with its terms and with the requirements of ERISA, the Code and other applicable Law (except with respect to each Plan that is not an Assumed Plan, to the extent that the failure to so establish, fund, maintain and administer would not be reasonably expected, individually or in the aggregate, to result in material Liability to Buyer or any of its Affiliates). With respect to each Assumed Plan, all contributions and premium payments for all periods ending on the Closing Date have been made, there has been no prohibited transaction (as defined under Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty (as determined under ERISA) that would result in material Liability to Buyer or any of its Affiliates, and there are no material Liabilities by reason of an individual being improperly excluded from participating in any Plan or any Person being improperly allowed to participate in any Plan.

(c)            No Plan is, and neither Sellers nor any of their Affiliates have any Liability under or with respect to, (i) a multiemployer plan within the meaning of Section 3(37) of ERISA or has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (ii) a plan that is or was subject to Section 4063 or 4064 of ERISA, or (iii) a plan that is or was subject to Section 412 of the Code, Section 430 of the Code or Title IV of ERISA. No Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413 of the Code).

(d)            If intended to be qualified within the meaning of Code Section 401(a), each Plan has received a favorable determination letter from the IRS as to its qualification, and nothing has occurred that would reasonably be expected to cause a loss of such qualification.

(e)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could, alone or together with any other event, (i) result in or cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment, compensation or benefit, including severance, to any Business Employee or individual independent contractor of the Business, (ii) require a contribution to any Assumed Plan, or (iii) result in any payment (whether in cash, property or the vesting of property) that would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G of the Code).

(f)            There are no pending or, to Sellers’ Knowledge, threatened (i) investigations or audits by any Governmental Authority involving the Assumed Plans or the employment practices of Sellers or any of their Subsidiaries, or (ii) claims or Litigation with respect to any Assumed Plan or the employment practices of Sellers or any of their Subsidiaries (other than routine claims for benefits or appeals thereof).

(g)            Since the Look-Back Date through the Original Execution Date, there has not been, or to Sellers’ Knowledge, threatened, any allegation of sexual harassment, sexual abuse or sexual misconduct by or against any current or former director or officer of Sellers or any of their Subsidiaries (in their capacity as such), and neither Sellers nor any of their Subsidiaries have entered into any settlement agreement related to allegations or threatened allegations of sexual harassment, sexual abuse or sexual misconduct by or by any current or former director or officer of Sellers or any of their Subsidiaries.

(h)            Neither Sellers nor any of their Affiliates have any Liability to provide retiree, post-ownership or post-termination health, life or other welfare benefits to any Person, other than as required by Section 4980B of the Code and any similar Law.

(i)            Sellers have made available to Buyer a complete, current and accurate list of each individual who is a Business Employee as of the Original Execution Date (to be updated after the Original Execution Date in accordance with Section 5.12.1), including for each, (i) name or employee identification number, (ii) job title, (iii) date of hire, (iv) annual salary or hourly rate (as applicable), (v) exempt or non-exempt status (for Business Employees located in the United States), (vi) primary work location, (vii) active or inactive status, (viii) employing entity, (ix) visa type, status and sponsoring entity (if applicable), and (x) whether represented by a union, works council, labor organization or other employee representative.

(j)            Sellers and their Subsidiaries are not a party to, nor bound by, any collective bargaining agreement or other labor-related contract with a union, works council, labor organization, or other employee representative (each, a “Collective Bargaining Agreement”), and none are currently being negotiated; and, to Sellers’ Knowledge, no Business Employees are represented by any labor union, labor organization, works council, or employee representative with respect to their employment with Sellers and their Affiliates.

(k)            With respect to each Plan that is maintained for current or former employees or other service providers who reside or work primarily outside of the United States (a “Non-U.S. Plan”): (i) each Non-U.S. Plan required to be registered has been registered and has been maintained in good standing in all material respects with any applicable Governmental Authority; (ii) no Non-U.S. Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, gratuity or similar plan or arrangement; and (iii) no material unfunded or underfunded Liabilities exist with respect to any Non-U.S. Plan.

(l)            Neither Sellers nor any of their Affiliates have any obligation to gross-up, indemnify or otherwise reimburse any Business Employee, or individual independent contractor of the Business for any Tax incurred by such individual, including under Section 409A or 4999 of the Code.

3.1.13     Compliance with Laws.

(a)            Except as set forth in Section 3.1.13(a) of the Seller Disclosure Schedules, the Business is currently being, and since the Look-Back Date has been, conducted in compliance, in all material respects, with all applicable Laws. Sellers have not received any written or, to Sellers’ Knowledge, oral notice of any actual or alleged material non-compliance or violation of any Laws from any Governmental Authority in connection with the ownership of the Purchased Assets or the operation of the Business.

(b)            Sellers and their Subsidiaries are and have been since the Look-Back Date in possession of all material Permits and Regulatory Approvals pursuant to any applicable Law required for the ownership or operation of the Purchased Assets or Assumed Liabilities. All such Permits and Regulatory Approvals are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Permit or Regulatory Approval.

(c)            Since the Look-Back Date, none of Sellers or any of their Subsidiaries has received any written notice from any Governmental Authority threatening to suspend, revoke, or withdraw any such Permit or Regulatory Approval, nor, except as set forth in Section 3.1.13(c) of the Seller Disclosure Schedules have they received or been subject to any Form 483s, FDA warning letters, adverse inspection, compelled or voluntary recall, market withdrawal or replacement, post-sale warning, investigation, penalty for corrective or remedial action or corrective action plan, in each case relating to the Products or the facility in which the Products were manufactured or stored, by any Governmental Authority.

(d)            Since the Look-Back Date, none of Sellers or any of their Subsidiaries has, nor, to Sellers’ Knowledge, any employee or agent of Sellers or any Subsidiary has made an untrue statement of material fact or fraudulent statement to any Governmental Authority with respect to any Product. To Sellers’ Knowledge, none of the current employees or suppliers of Sellers or any of their Subsidiaries are currently debarred or suspended, or threatened in writing with debarment or suspension for the award of contract by any Governmental Authority or for participation in governmental healthcare programs such as Medicare or Medicaid.

3.1.14    Purchased Contracts. As of the Original Execution Date, each Purchased Contract listed or described in Section 2.1.1(e) of the Seller Disclosure Schedules is in full force and effect and is a valid and binding obligation of Sellers or their Subsidiaries and, to Sellers’ Knowledge, the other parties thereto, in accordance with its terms and conditions, in each case except as such enforceability may be limited by the Enforceability Exceptions. Sellers have made available to Buyer correct and complete copies of all Purchased Contracts in effect as of the Original Execution Date. Except for those arising out of the Chapter 11 Cases and payment of the Cure Costs set forth in the Cure Cost Certificate, (i) no Seller is in material breach or material default of its obligations under any Purchased Contract, (ii) to Sellers’ Knowledge, no condition exists that with notice or lapse of time or both would constitute a material default by a Seller or their applicable Subsidiary under any such Purchased Contract, and (iii) to Sellers’ Knowledge, no other party to any such Purchased Contract is in material breach or default thereunder. Neither Sellers nor any Subsidiary have subleased, licensed or otherwise granted to any third Person (unaffiliated with Sellers and its Subsidiaries) the right to use or occupy any Leased Real Property or any portion thereof. Neither Sellers nor any Subsidiary have collaterally assigned or granted any other security interest in any Leased Real Property or any interest therein.

3.1.15    Financial Statements. (a) The audited consolidated balance sheet of the Company as of December 31, 2024 and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cashflows for the year ended December 31, 2024, and (b) (i) the unaudited consolidated balance sheet of the Company as of March 31, 2025 and (ii) the unaudited consolidated statement of operations of the Company for the three (3)  month period ended March 31, 2025 (in each case of (b)(i) and (b)(ii), as set forth in the Seller Disclosure Schedules)(collectively, the “Financial Statements”) have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except as disclosed in the notes thereto and except that the unaudited Financial Statements do not contain footnotes and are subject to normal year-end audit adjustments) applied on a consistent basis throughout the periods covered except as otherwise noted therein. The Financial Statements fairly present in all material respects the financial condition of Sellers and their Subsidiaries as of the dates indicated therein and the operating results of Sellers and their Subsidiaries for the periods indicated therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of the unaudited Financial Statements. Section 3.1.15 of the Seller Disclosure Schedules sets forth the Financial Statements.

3.1.16     Books and Records. The Purchased Product Records have been maintained in accordance with all applicable Laws in all material respects, and such Purchased Product Records are complete and accurate in all material respects. True and correct copies of all material Purchased Product Records have been made available to Buyer.

3.1.17     Sanctions and Export Controls. None of Sellers or any of their Subsidiaries, nor, to Sellers’ Knowledge, any of their respective directors, officers or employees is a Sanctioned Person. The Business is currently, and since April 24, 2019, has been, conducted in compliance, in all material respects, with all applicable Sanctions and Export Control Laws. To Sellers’ Knowledge, there are no pending or threatened actions or investigations related to violations of Sanctions or Export Control Laws.

3.1.18     Foreign Corrupt Practices Act. Sellers and their Subsidiaries are currently, and since the Look-Back Date have been, in material compliance with all applicable anti-bribery and anti-corruption Laws (the “Anti-Corruption Laws”), including the Foreign Corrupt Practices Act of 1977, as amended. Sellers and their Subsidiaries currently maintain, and since the Look-Back Date have maintained, policies and procedures reasonably designed to ensure compliance by Sellers and their Subsidiaries with, and to prevent breaches by Sellers and their Subsidiaries of, the Anti-Corruption Laws. To Sellers’ Knowledge, there are no pending or threatened Litigations against or involving Sellers, their Subsidiaries, or the operation of the Business related to violations of Anti-Corruption Laws.

3.1.19     Environmental Matters.

(a)            The Business is, and since the Look-Back Date has been, conducted in compliance in all material respects with all Environmental Laws, which compliance has included possessing and maintaining all material Permits required under Environmental Law for the operation of the Business or the ownership or operation of the Purchased Assets and complying in all material respects with all Permits required under Environmental Law.

(b)            Neither Sellers nor any of their Subsidiaries have received any written notice, and no Claim is pending or, to Sellers’ Knowledge, threatened, in each case, alleging any material violation of, or material Liability under, Environmental Laws.

(c)            Neither Sellers nor any of their Subsidiaries (nor, to Sellers’ Knowledge, any other Person to the extent giving rise to Liability for Sellers or any of their Subsidiaries) have released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Material, in each case, so as to give rise to any material Liability of Sellers and their Subsidiaries under Environmental Law.

(d)            Sellers and their Subsidiaries have furnished to Buyer all material environmental audits, reports, assessments and other material documents relating to the current properties, facilities or operations of the Business or the Purchased Assets, in each case, that are in their possession and that relate to Environmental Law.

3.1.20     Taxes.

(a)            (i) All material Tax Returns required to be filed by the Acquired Entities, or with respect to any Purchased Assets, have been timely filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all material respects, (ii) all material Taxes required to be paid by Acquired Entities (or due and payable with respect to the Purchased Assets) have been timely paid, whether or not shown as due on any Tax Return, and (iii) all material Tax withholding, collection and deposit obligations imposed on or with respect to Acquired Entities or the Purchased Assets have been satisfied in all material respects;

(b)            (i) No Tax proceeding for material unpaid Taxes with respect to the Acquired Entities or any Purchased Asset is ongoing, pending or being proposed or threatened in writing by a Governmental Authority, (ii) no assessment, deficiency or adjustment with respect to material Taxes has been asserted, or proposed or threatened in writing, with respect to the Acquired Entities or any Purchased Asset, other than any assessment, deficiency or adjustment which has been fully satisfied by payment, settled or withdrawn, and (iii) in the past three years, no claim has been made by a Governmental Authority in a jurisdiction in which Sellers and their Subsidiaries do not file Tax Returns or pay Taxes that any Sellers or their Subsidiaries is or may be required to file a Tax Return or pay Taxes in that jurisdiction with respect to the Acquired Entities or any Purchased Asset;

(c)            (i) No Acquired Entity is a party to or bound by any Tax allocation, sharing, or indemnity agreement or arrangement with any Person (including any advance pricing agreement or other similar agreement relating to Taxes with any Governmental Authority) (other than any such agreement or arrangement entered into in the Ordinary Course that is not primarily related to Taxes) for which it will have any obligation after the Closing, and (ii) no Acquired Entity (x) has ever been a member of any consolidated, affiliated, combined, unitary or similar group with respect to Taxes (other than a group the common parent of which is or was Sellers or any of their Affiliates (including any Acquired Entity)) or (y) has any liability for the Taxes of any Person (other than Sellers or any of their Affiliates (including any Acquired Entity)) under Treasury Regulations § 1.1502-6 (or any corresponding provisions of U.S. state or local or non-U.S. Tax Law), as a transferee or successor, or by Contract;

(d)            No Acquired Entity has requested or consented to extend the time or is the beneficiary of any extension of time (i) with respect to the due date for the filing of any Tax Return of any Acquired Entity (other than any automatic or automatically granted extension) or (ii) in which any Tax may be assessed or collected by any Governmental Authority (other than any extension which is no longer in effect or any automatic extension as a result of any ongoing Tax proceeding);

(e)            No Acquired Entity is subject to Tax in any jurisdiction, other than the country in which it is organized, by virtue of having, or being deemed to have, a permanent establishment, fixed place of business or similar presence;

(f)            There are no Encumbrances with respect to Taxes upon any of the Purchased Assets other than Permitted Encumbrances;

(g)            After the Closing, the Acquired Entities will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Tax Law) executed prior to the Closing; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Tax Law) entered into or created prior to the Closing; (iv) installment sale or open transaction disposition made prior to the Closing; (v) improper method of accounting utilized for a taxable period ending on or prior to the Closing Date; or (vi) prepaid amount received or deferred revenue accrued prior to the Closing outside the Ordinary Course;

(h)            Accelerate Diagnostics Texas, LLC is and at all times since its formation has been properly classified as an entity disregarded as separate from the Company for U.S. federal and applicable U.S. state and local income Tax purposes;

(i)            Schedule 3.1.20(i) sets forth the registered name of each of the Acquired Entities and its entity classification for U.S. federal income Tax purposes;

(j)            No Governmental Authority has treated any of the Acquired Entities, for any tax purpose, as resident in a country other than its country of incorporation or formation or has determined that any of the Acquired Entities has a permanent establishment for income tax purposes in a country other than its country of incorporation or formation;

(k)            Each of the Acquired Entities has complied in all material respects with all relevant statutory provisions, regulations, and any other rules or conditions by any Governmental Authority pursuant thereto relating to value added tax;

(l)            All intercompany and related party transactions or arrangements involving any Acquired Entity have been conducted on an arm’s-length basis in material compliance with applicable Law and appropriate documentation has been maintained for transfer pricing purposes in all material respects; and

(m)            None of the Acquired Entities have received or requested any material Tax ruling or Tax concession provided by any Governmental Authority nor any material Tax exemption, Tax holiday or other Tax reduction agreement or order of a Governmental Authority.

3.1.21     Material Contracts.

(a)            Section 3.1.21(a) of the Seller Disclosure Schedules contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 3.1.21(a) to which Sellers or any of their Subsidiaries is a party and under which Sellers or any of their Subsidiaries have any current or future rights, responsibilities, obligations or liabilities in connection with the Business, other than (A) any stand-alone purchase order not made pursuant to a separate Contract (as long as such purchase order does not impose future obligations on Sellers or their Subsidiaries outside of the Ordinary Course for purchase orders of such products), (B) any Plan or confidentiality agreements to which Sellers or their Subsidiaries is a party and (C) any Excluded Contracts (all Contracts of the type described in this Section 3.1.21(a), being referred to herein as the “Material Contracts”), each such Contract that:

(i)            is or would be required to be filed as an exhibit to Sellers’ Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)            is with a Top Customer;

(iii)            is with a Top Supplier;

(iv)            requires expenditures by Sellers or payments to be received by Sellers in excess of $100,000 in the previous twelve (12) month period and/or in the next twelve (12) month period, in each case, as measured from the Original Execution Date;

(v)            relates to the incurrence by Sellers of any indebtedness for borrowed money or any capitalized lease obligations;

(vi)            relates to the acquisition or disposition outside the Ordinary Course of any material assets or any material business, or any capital stock or equity interests of any Person (whether by merger, sale or purchase of stock, sale or purchase of assets or otherwise) entered into during the two (2) year period prior to the Original Execution Date;

(vii)            (A) limits or purports to limit, in any material respect, the freedom of the Business to engage or compete in any line of business or with any Person or in any geographic area, (B) contains exclusivity or “most favored nation” obligations to which the Business is subject in favor of any Person or (C) contains any other provisions restricting or purporting to restrict the ability of the Business to Research, Commercialize or otherwise Exploit the Products in any material respect, directly or indirectly through third parties (in the case of clauses (A), (B) and (C), other than any such restriction or purported restrictions that have a de minimis effect on the Business);

(viii)            is a Contract pursuant to which Sellers (A) receives any license to any Intellectual Property material to the Business or the development or Exploitation of any Product (other than (w) non-exclusive licenses to use commercially available software, (x) non-disclosure agreements, (y) licenses for open source software, and (z) licenses which are merely incidental to the primary transactions contemplated by the Contract) or (B) grants or licenses to a third party any rights to use any material Owned Intellectual Property (other than Intellectual Property licensed in the Ordinary Course on a non-exclusive basis);

(ix)            is a Collective Bargaining Agreement;

(x)            relates to any settlement, conciliation or stipulation of any Litigation against Sellers or any of their Subsidiaries relating to any of the Purchased Assets, the Assumed Liabilities or the Business that contains any material outstanding or unsatisfied requirements (excluding confidentiality, non-disparagement, and other similar customary provisions), other than settlements of penalties in the Ordinary Course pursuant to a manufacturing agreement, distribution agreement or other Ordinary Course agreement for any Product; and

(xi)            is a lease agreement pursuant to which Sellers or their applicable Subsidiaries use or occupy the Leased Real Property.

(b)            Sellers have made available to Buyer correct and complete copies of all Material Contracts in effect as of the Original Execution Date. Except for those arising out of the Chapter 11 Cases and payment of the Cure Costs set forth in the Cure Cost Certificate, as of the Original Execution Date, (i) Sellers are not in material breach or default of its obligations under any Material Contract, (ii) to Sellers’ Knowledge, no condition exists that with notice or lapse of time or both would constitute a material default by Sellers or their applicable Subsidiary under any such Material Contract, and (iii) to Sellers’ Knowledge, no other party to any such Material Contract is in material breach or default thereunder.

3.1.22     Customers and Suppliers. Section 3.1.22 of the Seller Disclosure Schedules sets forth a list of (a) the top ten (10) largest customers of the Business measured by dollar value of revenue received from such customer for the fiscal year ended December 31, 2024 (“Top Customers”) and (b) for the same period, the top ten (10) suppliers and vendors based on the aggregate dollar amount of purchases by the Business (“Top Suppliers”). As of the Original Execution Date, no such customer or supplier has (i) cancelled or terminated its business relationship with the Business, or (ii) notified or informed Sellers in writing that it intends to terminate or materially alter the terms of its buying, distributing or supplying practices or its business relationship with the Business, and, to Sellers’ Knowledge, do not have such intent except for Ordinary Course negotiation or re-negotiation of commercial terms. Since the Look-Back Date, the Business is not party to any material disputes concerning any defects in its products and/or services with any such Top Customer or Top Supplier except in the Ordinary Course.

3.2            Representations and Warranties of Buyer. Buyer represents and warrants to Sellers as of the Original Execution Date as follows.

3.2.1       Entity Status. Buyer is duly formed and validly existing under the laws of its jurisdiction of formation and has the requisite corporate power to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party.

3.2.2       Authority. The execution and delivery of and performance by Buyer of this Agreement and the Ancillary Agreements to which it is or will be a party have been, or will be at or prior to Closing, authorized by all necessary corporate action on the part of Buyer.

3.2.3       No Conflict. The execution and delivery of and performance by Buyer of this Agreement and the Ancillary Agreements to which it is or will be a party (a) do not and will not constitute or result in a violation or breach of, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of Buyer’s certificate of organization, bylaws or equivalent organizational documents, (b) do not and will not constitute or result in a breach or violation of, or conflict with or allow any Person to exercise any rights under, any Contract, license, lease or instrument to which it is a party; and (c) do not result in the violation of any Law applicable to Buyer, except in the case of clauses (b) and (c), as would not materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

3.2.4       Required Authorizations. Other than (a) delivery to the applicable Regulatory Authority of the Regulatory Approval Transfer Documentation and, if applicable the approval by the applicable Regulatory Authority of the transfer of the Purchased Regulatory Approvals to Buyer or a Designated Purchaser and entry of the Sale Order, and (b) as deemed necessary or advisable pursuant to the Antitrust Laws and FDI Laws in accordance with Section 6.1.2, no filing with, notice to or Order, Permit, approval, consent, waiver, license or similar authorization of, any Governmental Authority is required on the part of Buyer as a condition to the lawful consummation of the transactions contemplated by this Agreement or the Ancillary Agreements to which it is or will be a party.

3.2.5       Execution and Binding Obligation. This Agreement and the Ancillary Agreements to which Buyer is or will be a party have been, or will be, duly executed and delivered by Buyer and constitute, or will constitute, legal, valid and binding agreements of Buyer, enforceable against it in accordance with its terms, subject only to the Enforceability Exceptions.

3.2.6       Financial Capacity. Buyer or one of its Affiliates has the legal right to direct, and has directed (or caused to be directed), the DIP Agent, Prepetition Super Priority Notes Trustee, and Prepetition Convertible Notes Trustee, on behalf of the DIP Lenders, the Prepetition Super Priority Noteholders, and the Prepetition Convertible Noteholders as applicable, to make a credit bid pursuant to Section 363 of the Bankruptcy Code in order to pay the Credit Bid portion of the Purchase Price, pursuant to the Bid Direction Letter.

3.2.7       Litigation. There is no material Litigation in progress, pending, or to Buyer’s knowledge, threatened against Buyer or any of its Affiliates, which seeks to or would reasonably be expected to prohibit, restrict, delay or enjoin the transactions contemplated by this Agreement or the Ancillary Agreements.

3.2.8       No Broker. No broker, agent or other intermediary is entitled to any fee, commission or other remuneration in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Buyer.

3.2.9       Solvency. Assuming (x) the accuracy of the representations and warranties set forth in Section 6.2.1 and (y) the performance by Sellers of the covenants and agreements required to be performed by it under this Agreement prior to the Closing, immediately after giving effect to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (including any financings being entered into in connection therewith) and taking into account all obligations of Buyer pursuant to this Agreement and the Ancillary Agreements to which it is a party: (a) the fair saleable value of the assets of Buyer will be greater than the total amount of their respective Liabilities; (b) Buyer will be solvent and able to pay its debts and obligations in the Ordinary Course as they become due; (c) no transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements with the intent to hinder, delay or defraud either present or future creditors of Buyer in connection with the transactions contemplated by this Agreement and/or the Ancillary Agreements; and (d) Buyer will have adequate capital to carry on its business and all businesses in which Buyer is about to engage.

3.3            Exclusivity of Representations. In entering into this Agreement, Buyer has relied solely upon its own review and analysis, and the specific representations and warranties of Sellers expressly set forth in Section 3.1, and has not relied on, and hereby disclaims reliance on, any other representations, warranties, statements or omissions (whether by Sellers or another Person). Except for the representations and warranties made by Sellers in Section 3.1 or in any Ancillary Agreement to be delivered by Sellers pursuant to this Agreement, neither Sellers nor any other Person makes any express or implied representation or warranty with respect to Sellers, their Subsidiaries or their businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects (including with respect to the Purchased Assets, the Assumed Liabilities, and the Business), and Sellers hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Sellers in Section 3.1 or in any Ancillary Agreement to be delivered by Sellers pursuant to this Agreement, neither Sellers nor any of their Subsidiaries or Affiliates or any other Person make or have made any representation or warranty to Buyer or any of its respective Representatives, with respect to, nor has Buyer or any of its respective Representatives relied on, (i) any financial projection, forecast, estimate, budget or prospective information relating to Sellers, their Subsidiaries or the Business or (ii) any oral or written information furnished or made available to Buyer or any of its Representatives in the course of its due diligence investigation of Sellers and their Subsidiaries, the Business, the negotiation of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, including the accuracy, completeness or currency thereof, and neither Sellers nor any of their Subsidiaries or Affiliates or any other Person will have any liability to Buyer or any other Person in respect of such information, including any subsequent use of such information.

Article IV
PRE-CLOSING COVENANTS

4.1            Access and Information.

4.1.1       During the Interim Period, Sellers shall, and shall cause their Subsidiaries to, (a) afford Buyer and its Representatives reasonable access to the Business and the Purchased Assets, including the Acquired Entities, and information pertaining to the Assumed Liabilities, (b) use reasonable best efforts to cause Sellers’ and its Subsidiaries’ employees and Representatives to cooperate with and aid Buyer and its Representatives in its investigation of the Business; provided, that any request or investigation under this Section 4.1.1 shall be made or conducted on a reasonable basis by Buyer providing reasonable Notice to the Company and shall be conducted during normal business hours in such a manner as not to interfere unreasonably with the conduct of the Business, and (c) reasonably consult with Buyer regarding any material ongoing Litigation and provide Buyer with any material communications in connection therewith reasonably promptly following Sellers’ receipt or delivery thereof. No investigation by Buyer or any of its Representatives or other information received by Buyer or any of its Representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers (including Section 7.1) and shall not be deemed to amend or supplement the Seller Disclosure Schedules. Buyer acknowledges and agrees that Sellers shall be entitled to restrict any such access to or restrict information (x) as determined, in their respective reasonable discretion, to be appropriate to ensure compliance with any Law, (y) that in the reasonable judgment of Sellers would result in the disclosure of any Trade Secrets of Third Parties or violate of any of their obligations with respect to confidentiality and/or (z) to preserve any applicable attorney client privilege, attorney work product or other legal privilege; provided, that in the event any information is withheld pursuant to this sentence, Sellers shall promptly notify Buyer and at Buyer’s request, Sellers shall use commercially reasonable efforts to the extent feasible to develop an arrangement to communicate or provide the applicable information (or a portion thereof) in a manner that would not conflict with the foregoing clauses (x), (y), or (z), as applicable.

4.1.2       During the Interim Period, Buyer hereby agrees it shall not contact, and it shall cause its Affiliates or Representatives to not contact, any employee, licensor, licensee, competitor, supplier, distributor or customer of Sellers or their Subsidiaries with respect to the Products, the Purchased Assets, the Business, this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, without the prior written consent of Sellers.

4.2            Ordinary Course of Business. Sellers will conduct the Business in accordance with the Approved Budget in all respects. Without limiting the foregoing, except as (i) required by applicable Law or Bankruptcy Court Order, (ii) required pursuant to the DIP Order or (iii) otherwise expressly provided in this Agreement, set forth on Section 4.2.1 of the Seller Disclosure Schedules or for actions taken by Sellers or their Subsidiaries as required by this Agreement or the Chapter 11 Cases, without the prior written consent of Buyer, during the Interim Period, Sellers shall not, and shall cause their Subsidiaries not to, directly or indirectly:

4.2.1       other than as otherwise authorized by the Bankruptcy Court or required by the terms of any Plan in existence as of the date hereof, (i) increase or agree to increase the base salary or incentive compensation or any other compensation or benefits of any current or former Business Employee or individual independent contractor of the Business, (ii) adopt, enter into, materially amend or terminate any Plan (or any other benefit or compensation plan, program, agreement or arrangement that would be a Plan if in effect on the Original Execution Date), (iii) grant, announce, or enter into any severance, retention, change in control or transaction bonus, cash or equity or equity-based incentive awards, or similar agreement or arrangement with any current or former Business Employee or individual independent contractor of the Business, (iv) increase or accelerate the vesting or payment of, or otherwise fund or secure the payment of (whether in cash, property or vesting of property) or delivery of, any compensation or benefits payable to a current or former Business Employee or other individual independent contractor of the Business, or (v) hire, promote, engage or terminate (other than for cause) any Business Employee or individual independent contractor;

4.2.2       (i) modify, extend, terminate or enter into any Collective Bargaining Agreement covering any Business Employees or (ii) recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any Business Employees;

4.2.3       in respect of the Business or with respect to any facility at which Business Employees are located, implement or announce any employee layoffs, plant closings, reductions in compensation or other similar actions that trigger notice obligations under the WARN Act;

4.2.4       grant, impose or suffer to be imposed any Encumbrance upon any of the Purchased Assets or any assets of any Acquired Entity (whether tangible or intangible) other than Permitted Encumbrances or Encumbrances that will be cured prior to the Closing;

4.2.5       materially modify, materially breach, repudiate, extend, renew, reject or terminate any Purchased Contract or any Material Contract (or any Contract that would be a Material Contract if entered into prior to the Original Execution Date), or enter into any Contract that would be a Material Contract if in existence as of the Original Execution Date, or waive, release or assign any material rights or claims under any Purchased Contract or Material Contract, in each case other than in the Ordinary Course or as provided for in the DIP Order or as contemplated or permitted in the Approved Budget;

4.2.6       (i) encumber, transfer, sell, assign, abandon, allow to lapse, fail to prosecute or maintain, exclusively license, or otherwise dispose of any material Owned Intellectual Property, except, in each case, other than (x) the expiration of issued or registered Owned Intellectual Property at the end of the maximum statutory term, or (y) in the Ordinary Course, or (ii) disclose any material Trade Secrets to any Person other than in the Ordinary Course pursuant to a written non-disclosure agreement or under a binding obligation of confidentiality;

4.2.7       enter into any commitment for, make or authorize capital expenditures in excess of $2,500 for any individual commitment, including for property, plant and equipment, except for those, if any, that are expressly contemplated by the DIP Order and in accordance with the Approved Budget;

4.2.8       compromise or settle any material Litigation, any opposition proceeding at the European Patent Office or any administrative proceeding at the United States Patent and Trademark Office relating to the Business or cancel, abandon or compromise any claim or waive, abandon or release any right, in each case, that is related to the Business or a Purchased Asset, including in respect of any material claim or right at the United States Patent and Trademark office or European Patent Office that relates to any pending or future Patent applications;

4.2.9       amend the organizational documents of the Acquired Entities or issue any Equity Securities of any Acquired Entities;

4.2.10    amend in any material respect, cancel or permit to terminate any material insurance policy naming either of the Sellers or any of their Subsidiaries as an insured, a beneficiary or a loss payable payee without first obtaining comparable substitute insurance coverage with no lapse in coverage;

4.2.11    in the case of any Acquired Entity, cause or permit an Acquired Entity to incur or issue any indebtedness for borrowed money, or to assume, grant, guarantee or endorse, or otherwise become responsible for, any such obligations of any Person, or make any loans or advances except under the DIP Order or intercompany loans.

4.2.12     shorten or lengthen payment cycles or make any unusual or extraordinary efforts outside of the Ordinary Course to collect any accounts receivable, intercompany obligation or Liability for indebtedness, or give any discounts or concessions for early payment outside of the Ordinary Course with respect to such accounts receivable, intercompany obligation or Liability for indebtedness, or convey any interest in any accounts receivable, intercompany obligation or Liability for indebtedness to any third party;

4.2.13     redeem, repurchase, issue or sell any shares of, or other equity interests in, the Acquired Entities, or securities convertible into or exchangeable for such shares or equity interests, or issue or grant any options, warrants, call rights, subscription rights or other rights of any kind to acquire such shares, equity interests or securities;

4.2.14     commence any bankruptcy or insolvency proceeding with respect to any Acquired Entity;

4.2.15     sell, transfer, lease, sublease or otherwise dispose of any Purchased Assets or any assets of any Acquired Entity other than in the Ordinary Course;

4.2.16     cause or permit the assignment, assumption or other transfer of any Liability from any Person (including any Seller) to any Seller or any of their Subsidiaries;

4.2.17     grant any Top Customer or Top Supplier any material discounts, pricing accommodations, or other similar changes relating to pricing, payment terms or credit support other than in the Ordinary Course;

4.2.18     (A) other than in the Ordinary Course, make, change or revoke any material Tax election, (B) change any annual accounting period, (C) change any material method of accounting for Tax purposes, (D) settle any claim or assessment in a Tax proceeding in respect of a material amount of Taxes, (E) surrender any right to claim a material refund for Taxes, (F) other than with respect to automatic or automatically granted extensions, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or (G) file (in a manner inconsistent with past practice) or amend any material Tax Return, in each case, with respect to any Acquired Entity or the Purchased Assets;

4.2.19    grant any material waiver under or materially amend or modify, or surrender, revoke, permit to lapse or otherwise terminate, any material Permit;

4.2.20    make any changes in financial accounting methods, principles, practices, procedures, or policies, except insofar as may be required by changes, after the date of this Agreement, in (A) GAAP or (B) applicable Law;

4.2.21    seek any relief from, or modification of, the automatic stay on any Litigation involving Sellers and/or any of their Subsidiaries issued by the Bankruptcy Court;

4.2.22    grant any exclusive license to any material Purchased Intellectual Property to any Person; and

4.2.23    authorize or enter into any agreement or commitment, whether or not in writing, to take any action prohibited by this Section 4.2.

4.3            Notification of Certain Matters.

4.3.1       From the Original Execution Date through five (5) Business Days prior to the Closing Date, Sellers shall use commercially reasonable efforts to provide Buyer written Notice of any Contract to which Sellers or any of their Subsidiaries is a party as of the Original Execution Date that was not set forth on Section 2.1.1(e), Section 2.1.1(f) or Section 3.1.21(a) of the Seller Disclosure Schedules and was not an Excluded Contract, and any Contracts that are discovered after the Original Execution Date (in each case, as promptly as reasonably practicable following the discovery of any such Contract), and Buyer shall be entitled, in its sole discretion and upon written Notice to Sellers (email to counsel being sufficient), to add any such Contract to Section 2.1.1(e) or Section 2.1.1(f) of the Seller Disclosure Schedules; provided, that any dispute regarding Cure Costs associated with any of the foregoing Contracts shall be addressed as set forth in the Bidding Procedures Order. From the Original Execution Date through one (1) Business Day prior to the Closing Date, to the extent Buyer desires to amend Section 2.1.1(e) or Section 2.1.1(f) of the Seller Disclosure Schedules to remove or add any Contract on Section 2.1.1(e) or Section 2.1.1(f) of the Seller Disclosure Schedules, Buyer shall provide Sellers with written Notice thereof (email to counsel being sufficient); provided, any such amendment to Section 2.1.1(e) or Section 2.1.1(f) of the Seller Disclosure Schedules and removal or addition of any Contract therefrom shall not be considered and have no impact in determining whether any of the conditions to Closing set forth in Article VI are or have been satisfied. Notwithstanding anything to the contrary set forth herein, (i) Buyer shall have no right to add any Contract rejected, in accordance with Section 365 of the Bankruptcy Code, by Sellers prior to Sellers receiving written Notice from Buyer to include such Contract on Section 2.1.1(e) or Section 2.1.1(f) of the Seller Disclosure Schedules and (ii) Sellers shall not reject any Contract set forth on Section 2.1.1(e) or Section 2.1.1(f) of the Seller Disclosure Schedules or any Excluded Contract during the Interim Period without the prior written consent of Buyer.

4.3.2       If any Contract is added to (or removed from) Section 2.1.1(e) or Section 2.1.1(f) of the Seller Disclosure Schedules, Sellers shall promptly take such steps as are reasonably necessary, including providing notice of the Purchased Contract to the non-debtor counterparty within two (2) Business Days after receiving notice from Buyer, and shall provide the non-debtor counterparty with five (5) Business Days’ notice to object to such assignment, to cause any such added Contracts to be assumed by Sellers and assigned to Buyer, on the Closing Date or as soon as reasonably practicable thereafter.

4.3.3       Buyer shall provide to Sellers an initial list of Purchased Contracts at least three (3) Business Days prior to the Auction; provided, that such list of Purchased Contracts may be subsequently modified in accordance with Section 2.1.1(e), Section 2.1.1(f) or Section 5.7.6.

4.3.4       From the Original Execution Date through one (1) Business Day prior to the Auction, but in the event no Auction is held, two (2) Business Days prior to the Sale Hearing, to the extent Buyer desires to (a) amend Section 2.1.2(n) of the Seller Disclosure Schedules to add additional assets to the list of Excluded Assets, (b) amend Section 2.2.1(k) of the Seller Disclosure Schedules to add additional Liabilities to the list of Assumed Liabilities, or (c) amend Section 2.2.2(s) of the Seller Disclosure Schedules to add additional Liabilities to the list of Excluded Liabilities, Buyer shall provide Sellers with written Notice thereof (email to counsel being sufficient). For the avoidance of doubt, any such amendment to Section 2.1.2(n), Section 2.2.1(k), or Section 2.2.2(s) of the Seller Disclosure Schedules at Buyer’s request shall not be considered and have no impact in determining whether any of the conditions to Closing set forth in Article VI are or have been satisfied.

4.3.5       Buyer’s receipt of information under this Section 4.3 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement (including Section 7.1) and shall not be deemed to amend or supplement the Seller Disclosure Schedules.

4.4            Obligation to Consummate the Transaction. Each of the Parties agrees that it shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to the extent permissible under applicable Law, to consummate and make effective the transactions contemplated by this Agreement and to ensure that the conditions set forth in Article VI are satisfied.

4.5            Filings; Other Actions; Notification and Cooperation.

4.5.1       Sellers and Buyer shall cooperate with each other and use, and shall cause their respective Affiliates and Subsidiaries to use, their respective commercially reasonable efforts to take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Transactions as expeditiously as reasonably practicable, and in any event no later than the Outside Date, including: (i) obtaining as expeditiously as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary to be obtained from any Governmental Authority in order to consummate the Transactions; (ii) obtaining (and cooperating with each other in obtaining) any consent, approval of, waiver or any exemption by, any nongovernmental third party, in each case, to the extent commercially reasonable and necessary, proper or advisable in connection with the Transactions; and (iii) executing and delivering any commercially reasonable additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Nothing herein shall require Sellers or any of their Subsidiaries to pay any fee or other consideration to obtain any such consent or approval of any third party.

4.5.2       None of the Parties, including their respective Subsidiaries and the Affiliates of Buyer, shall enter into a definitive agreement providing for, or consummate, the acquisition of any transaction which would reasonably be expected to materially delay or prevent consummation of the Transactions. Neither Party, without the other Party’s prior written consent, shall: (i) enter into any timing, settlement or similar agreement, or otherwise agree or commit to any arrangement, that would have the effect of extending, suspending, lengthening or otherwise tolling the expiration or termination of the waiting period applicable to the contemplated transactions under any Antitrust Laws and FDI Laws; or (ii) enter into any timing or similar agreement, or otherwise agree or commit to any arrangement, that would bind or commit the Parties not to consummate the Transactions (or that would otherwise prevent or prohibit the Parties from consummating the Transactions). As used in this Agreement, the term “Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees and other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, and the term “FDI Laws” means any applicable law intended to screen, prohibit, or regulate foreign investments on public interest or national security grounds, including but not limited to Section 721 of the Defense Production Act of 1950, 50 U.S.C. § 4565, as amended, including any implementing regulations thereof.

4.5.3       Buyer and Sellers shall cooperate with one another, and consider in good faith the views of one another, with respect to the appropriate course of action with respect to obtaining the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Authority required to consummate the Transactions prior to the Outside Date. Notwithstanding anything to the contrary in this Section 4.5.3, Buyer and Sellers shall: (i) use commercially reasonable efforts to confirm, supplement, waive, amend, or revise a definitive list of all consents, approvals, permits, or waiting period expirations required or advisable under any Antitrust Law or FDI Law required for the Parties to consummate the Transactions; and (ii) use commercially reasonable efforts to file or cause to be filed any and all notifications and filings (or pre-filings, where applicable) required pursuant to this Section 4.5.3. No Party hereto or its counsel shall independently participate in any substantive call or meeting with any Governmental Authority in respect of any such filing, investigation, or other inquiry relating to the matters that are the subject of this Section 4.5 without giving the other Party or its counsel reasonable prior notice of such call or meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and participate. In furtherance of the foregoing and to the extent permitted by applicable Law: (i) each Party shall notify the other, as far in advance as practicable, of any filing or communication or inquiry it or any of its Subsidiaries intends to make with any Governmental Authority relating to the matters that are the subject of this Section 4.5; (ii) prior to submitting any such filing or making any such communication or inquiry, such Party shall provide the other Party and its counsel a reasonable opportunity to review in advance, and shall consider in good faith the comments of the other Party in connection with, any such filing, communication or inquiry; (iii) following the submission of such filing or making such communication or inquiry, such Party shall provide the other Party with a copy of any such filing or, if in written form, communication or inquiry; and (iv) each Party shall consult with the other Party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Authority relating to the Transactions, including the scheduling of, and strategic planning for, any meetings with any Governmental Authority relating thereto. In exercising the foregoing cooperation rights, Sellers and Buyer each shall act reasonably and as promptly as reasonably practicable. Notwithstanding the foregoing, materials provided pursuant to this Section 4.5 may be reasonably redacted to (A) remove references concerning valuation, (B) comply with contractual arrangements, (C) comply with applicable Law, and (D) address legal privilege or confidentiality concerns.

4.5.4       In furtherance and not in limitation of the covenants of the Parties contained in this Section 4.5, Buyer, including its Affiliates, shall use its reasonable best efforts to promptly resolve such objections, if any, as may be asserted by any Governmental Authority under any Antitrust Law or FDI Law with respect to the Transactions and to avoid the entry of, or effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, as may be asserted by any Governmental Authority under any Antitrust Law or FDI Law that would otherwise have the effect of preventing the consummation of the Transactions. For the purposes of this Section 4.5, “reasonable best efforts” shall mean taking any and all actions reasonable and necessary to obtain the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Authority required to consummate the Transactions no later than the Outside Date, including: (x) committing, agreeing or submitting (or offering to commit, agree or submit) to any consent decree, hold separate order, sale, divestiture, lease, license, transfer, disposal, Encumbrance, other change or restructuring of, or operating restriction, or otherwise, with respect to the businesses, properties, product lines, assets, permits, operations, rights or interest therein of Buyer, its Affiliates, the Purchased Assets or any of the Business; and (y) committing, agreeing or submitting (or offering to commit, agree or submit) to any action or agreeing to any remedies, terms or conditions in connection with its obligations under this Section 4.5; provided, that those actions, remedies, terms or conditions are conditioned on the consummation of the Transactions contemplated by this Agreement.

4.5.5       In furtherance and not in limitation of the covenants of the Parties contained in this Section 4.5, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted challenging the Transactions as violative of any Antitrust Law or FDI Laws, Buyer shall use commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

4.5.6       Sellers and Buyer each shall, upon request by the other, promptly furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, Sellers or any of their respective Affiliates to any Third Party or any Governmental Authority in connection with the Transactions, all of which information shall be true and correct when provided; provided, that each Party shall be entitled to redact discussions of the transaction value and competitively sensitive information, and may reasonably designate applicable materials to be reviewed solely by the other Party’s outside counsel, and provided, further that Buyer may elect in its sole discretion to withhold any confidential business information, including with respect to ownership.

4.5.7       Sellers and Buyer each shall keep the other reasonably apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Sellers or Buyer, as the case may be, or any of their respective Affiliates from any Third Party or any Governmental Authority with respect to the Transactions, other than immaterial communications.

4.5.8       Buyer shall bear the cost of any filing fee payable to a Governmental Authority in connection with any filings made under this Section 4.5.

4.6            Confidentiality. From (a) the date hereof until the earlier to occur of the Closing or the valid termination of this Agreement, with respect to the Parties, and (b) from and after the Closing, and for a period of three (3) years thereafter, only with respect to Sellers, in each case, any non-public or confidential information related to the Transactions, the Business, the Purchased Assets and/or any Acquired Entities (the “Confidential Information”), shall be maintained by each applicable Party (and each such Party shall cause its Affiliates to maintain), in strict confidence, and may not be disclosed to third parties without the prior written consent of Buyer or Sellers (as applicable); provided that nothing in this sentence shall limit the disclosure by the receiving Party of any information (i) to the extent required by applicable Law or the rules or regulations of any stock exchange (provided that, to the extent permitted by applicable Law or the rules or regulations of any stock exchange, the receiving Party agrees, as practicable under the circumstances, to give Buyer or Sellers (as applicable) prior notice of such disclosure and reasonably cooperate, at Buyer’s or Sellers’ (as applicable) sole cost and expense, with any efforts to seek confidential treatment of any such information required by applicable Law or the rules or regulations of any stock exchange to be disclosed), (ii) in a dispute brought by a Party in pursuit of its rights or in the exercise of its remedies under this Agreement, (iii) to the extent that such information can be shown to have come within the public domain through no fault of the disclosing Party in violation hereof, (iv) to its Affiliates and its and their respective representatives on a need-to-know basis, and (v) to its actual or prospective investors, lenders or underwriters who have a reason to know, provided that in the case of clauses (iv) and (v) those Persons receiving the Confidential Information are advised of the confidential nature of such information, and a Party disclosing Confidential Information shall remain liable for any breach by such Persons of the provision of this Section 4.6. This Section 4.6 shall not apply to any public announcement made in accordance with Section 5.2. Notwithstanding anything in this Section 4.6 to the contrary, no Party is waiving its rights with respect to trade secrets and is not consenting to the disclosure or use of its trade secrets by any other party.

Article V
ADDITIONAL COVENANTS

5.1            Further Assurances.

5.1.1       Each of Sellers and Buyer shall, at any time or from time to time after the Closing, at the request and expense of the other Party, take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including executing and delivering to the other Party all such instruments and documents or further assurances as the other Party may reasonably request, in each case that are consistent with the terms of this Agreement, in order to (a) vest in Buyer all of Sellers’ right, title and interest in and to the Purchased Assets (including the Purchased Intellectual Property) as contemplated hereby, (b) effectuate Buyer’s assumption of the Assumed Liabilities, (c) confirm Sellers’ retention of the Excluded Assets and the Excluded Liabilities, and (d) grant to each Party all rights contemplated to be granted to such Party under this Agreement and the Ancillary Agreements; provided, however, that after the Closing, apart from such foregoing customary further assurances, neither Sellers nor Buyer shall have any other obligations except as specifically set forth and described herein or in the Ancillary Agreements.

5.1.2       If any approval, consent or waiver required for Sellers to assume and assign to Buyer the Purchased Contracts and other Purchased Assets shall not have been obtained prior to the Closing, Sellers shall use commercially reasonable efforts to obtain such approval, consent or waiver to assign to Buyer the Purchased Contracts and other Purchased Assets, including using commercially reasonable efforts to facilitate any negotiations with the counterparties to such Purchased Contracts and to obtain an order (which may be the Sale Order) containing a finding that the proposed assumption of such Purchased Contracts and assignment to Buyer satisfies all applicable requirements of section 365 of the Bankruptcy Code. At the Closing (a) Sellers shall, pursuant to the Sale Order, assign to Buyer each of the Purchased Contracts that is capable of being assigned and (b) Buyer shall pay all Cure Costs (if any) set forth in the Cure Cost Certificate, in each case in connection with such assignment, and Buyer shall assume and discharge when due the Assumed Liabilities (if any) under the Purchased Contracts. Except as to Purchased Contracts assigned pursuant to section 365 of the Bankruptcy Code or the Sale Order, anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Contract or other Purchased Asset or any right thereunder if an attempted assignment, without the consent of a Third Party, would constitute a breach or in any way adversely affect the rights of Buyer or Sellers thereunder, and Sellers, at Buyer’s expense (if any), shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If such consent is not obtained or such assignment is not attainable pursuant to section 365 of the Bankruptcy Code or the Sale Order, or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Assets in question so that Buyer would not in effect acquire the benefit of all such rights, then Sellers, to the maximum extent permitted by applicable Law, shall act after the Closing, at Buyer’s request and expense, as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by applicable Law, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Sellers and their Subsidiaries are not under any obligation to pay any money to a Third Party (unless Buyer agrees in writing to reimburse Sellers for such payment), incur any material obligations, commence any Litigation (provided that Sellers shall cooperate in any Litigation initiated by Buyer in the Bankruptcy Court regarding the assumption and assignment of any Purchased Contract and matters related thereto) or offer or grant any material accommodation (financial or otherwise) to any Third Party in order to obtain any approval, consent or waiver. All obligations of Sellers under this Section 5.1.2 shall expire on the date that is twelve (12) months after the Closing Date.

5.1.3       Sellers will use their commercially reasonable efforts to obtain, or cause to be obtained, prior to Closing, any approval, consent or waiver required for Sellers to assign to Buyer, and for Buyer to assume, the Purchased Contracts and other Purchased Assets required as a result of the consummation of the transaction contemplated by this Agreement and the Ancillary Agreements or necessary to vest in Buyer all of Sellers’ rights, title and interest in and to the Purchased Assets, except to the extent such consents are not necessary as a result of the entry of the Sale Order. Despite the previous sentence, Sellers are not under any obligation to pay any money to a Third Party (unless Buyer agrees in writing to reimburse Sellers for such payment), incur any material obligations, commence any Litigation (provided that Sellers shall cooperate in any Litigation initiated by Buyer in the Bankruptcy Court) or offer or grant any material accommodation (financial or otherwise) to any Third Party in order to obtain such approval, consent or waiver or take any action whatsoever that is not permitted by the Chapter 11 Cases. Buyer will cooperate in obtaining such consents, approvals and waivers, including by providing information of Buyer as is reasonably requested by a Third Party.

5.1.4       Following the Closing, for the purposes of Sellers (i) preparing or reviewing Tax Returns, (ii) monitoring or enforcing rights or obligations under this Agreement, (iii) defending third-party lawsuits or complying with the requirements of any Governmental Authority, or (iv) completing the Wind-Down Activities and closing of the Chapter 11 Cases, the dissolution of Sellers, and related tax and other administrative matters, (A) upon reasonable notice, Buyer shall, at Sellers’ sole expense, in compliance with any Law, permit Sellers and their Representatives reasonable access to all premises, properties, personnel, Books and Records, and Contracts, which access shall include (I) the right to copy such documents and records as they may reasonably request, and (II) Buyer’s copying and delivering such documents or records as reasonably requested and (B) Buyer shall, at Sellers’ sole expense, provide reasonable access (after taking into account the commitments of such personnel) to Buyer’s personnel during regular business hours to assist Sellers, in each case for Seller’s Wind-Down Activities, the administrating, prosecuting and processing third party claims and other third party Litigations, and preparation of Tax Returns and requirements in the Chapter 11 Cases, provided that such access or assistance does not unreasonably interfere with Buyer’s and its Affiliates’ operations. Notwithstanding anything to the contrary in this Agreement, Buyer shall not be required to disclose any information or provide access to Sellers and Sellers’ Representatives (x) if such disclosure or access would cause the forfeiture of any attorney-client or other legal privilege or contravene any applicable Laws, (y) such disclosure or access or related activities would cause a violation of any Contract to which Buyer or its Affiliates (including, following the Closing, the Acquired Entities) is a party or (z) such disclosure would violate any applicable Laws related to privacy or data privacy.

5.2            Publicity. No press release, public statement or announcement or other public disclosure (a “Public Statement”) with respect to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby may be made except (a) with the prior written consent and joint approval of Buyer and Sellers, not to be unreasonably withheld, or (b) if required by applicable Law, the Chapter 11 Cases, a Governmental Authority, or stock exchange requirements. Where the Public Statement is required by applicable Law, the Chapter 11 Cases, a Governmental Authority, or stock exchange requirement, the Party required to make the Public Statement will use its commercially reasonable efforts to consult with the other Party, and consider in good faith any revisions proposed by the other Party, prior to making such disclosure, and shall limit such disclosure to only that information that is legally or otherwise required to be disclosed.

5.3            Certain Tax Matters.

5.3.1       Withholding Taxes.

(a)            The amounts payable by one Party (the “Payer”) to another Party (the “Payee”) pursuant to this Agreement (“Payments”) shall not be reduced on account of any Taxes unless required by applicable Law. The Payee alone shall be responsible for paying any and all Taxes (other than withholding Taxes required to be paid by the Payer under applicable Law) levied on account of, or measured in whole or in part by reference to, any Payments it receives (other than on account of Transfer Taxes, as defined below). The Payer shall deduct or withhold from the Payments any Taxes that it is required by applicable Law to deduct or withhold, and all such amounts deducted and withheld shall be treated for all purposes of this Agreement as having been paid to Payee. Notwithstanding the foregoing, if the Payee is entitled under any applicable Law or Tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable withholding Tax, it shall timely deliver to the Payer or the appropriate Governmental Authority (with the assistance of the Payer to the extent that this is reasonably required) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve the Payer of its obligation to withhold Tax, and the Payer shall apply the reduced rate of withholding, or dispense with the withholding, as the case may be, to the extent permitted pursuant to such applicable Law or Tax treaty. If, in accordance with the foregoing, the Payer withholds any amount, it shall make timely payment to the proper Taxing Authority of the withheld amount, and send to the Payee proof of such payment as soon as reasonably practicable.

(b)            Each Seller shall deliver to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to section 1445 of the Code stating that such Seller is not a “foreign person” as defined in section 1445 of the Code or a properly completed IRS Form W-9 dated as of the Closing Date.

5.3.2       Transfer Taxes and Apportioned Obligations.

(a)            All amounts payable hereunder or under any Ancillary Agreement are exclusive of all recordation, transfer, documentary, stamp, conveyance, value added, sales, consumption, goods and services taxes or other similar Taxes imposed or levied by reason of, in connection with or attributable to this Agreement and the Ancillary Agreements or the transactions contemplated hereby and thereby (collectively, “Transfer Taxes”). Buyer shall be responsible for the payment of all Transfer Taxes, and shall pay all amounts due and owing in respect of any Transfer Taxes, these amounts in addition to the sums otherwise payable, at the rate in force at the due time for payment or such other time as is stipulated under applicable Law.

(b)            All personal property and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Sellers and Buyer based on the number of days of such taxable period ending on the Closing Date (such portion of such taxable period, the “Pre-Closing Tax Period”) and the number of days of such taxable period beginning on the day after the Closing Date (such portion of such taxable period, the “Post-Closing Tax Period”). Sellers shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Closing Tax Period. The amount of all such Apportioned Obligations shall be estimated as of the Closing Date and paid over at the Closing to the Party responsible for remitting such Apportioned Obligation to the applicable Governmental Authority; provided, however, that final payments with respect to the Apportioned Obligations that are not able to be calculated as of the Closing Date shall be calculated and paid over as soon as practicable after the Closing Date but no later than five (5) Business Days after determination of such additional amounts.

5.3.3       Cooperation and Exchange of Information. Each of Sellers and Buyer shall (a) provide the other with such assistance as may reasonably be requested by the other Party (subject to reimbursement of reasonable out-of-pocket expenses) in connection with the preparation of any Tax Return, audit or other examination by any Taxing Authority or judicial or administrative proceeding relating to Liability for Taxes in connection with the Business or the Purchased Assets, (b) retain and provide the other Party with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination and (c) inform the other Party of any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. In furtherance of the foregoing, Sellers and any court-appointed trustee or other fiduciary charged with the wind-down of Sellers’ bankruptcy estate following the Closing shall have reasonable access to any Tax Returns and working papers which constitute Purchased Assets, as applicable, upon prior written request (email being sufficient) therefor by Sellers (or such trustee or fiduciary). Each Seller’s obligations under this Section 5.3.3 shall terminate upon the dissolution of such Seller. Sellers and their respective Affiliates shall (i) abide by all record retention agreements entered into with any Governmental Authority and (ii) give Buyer thirty (30) days’ written notice prior to transferring, destroying or discarding any Tax records, or taking action to dissolve and terminate a Seller, and, if Buyer so requests, shall allow Buyer to take possession of such Tax records.

5.3.4       Tax Structure; G Reorganization.

(a)            The Parties agree to cooperate in good faith to minimize Tax liabilities to Sellers that arise from the Relevant Transactions, including to take commercially reasonable efforts to structure the Relevant Transactions as a reorganization of the Company pursuant to Section 368(a)(1)(G) of the Code (“G Reorganization”) or any other non-taxable transaction under Section 368 of the Code (it being understood that in no instance shall the Parties be prohibited from mutually agreeing to structure the Transactions as a formal reorganization plan under Chapter 11, subject to applicable approvals).

(b)            If, as a result of the undertaking set forth in Section 5.3.4(a), the Parties agree to structure the Relevant Transactions for U.S. federal income tax and other applicable income tax purposes as a G Reorganization, then the provisions of Section 5.3.4(c) through Section 5.3.4(e) shall apply.

(c)            With respect to each Relevant Transaction (i) Sellers shall use commercially reasonable efforts, and Buyer shall use commercially reasonable efforts to assist Sellers, to effectuate the G Reorganization and the parties shall prepare and file all applicable income Tax Returns and any other Tax forms or documentation in a manner consistent with such election, and shall not take any action or position inconsistent with, or fail to take any necessary action in furtherance of, such election (subject to Section 5.3.4(d)); (ii) the Parties agree that this Agreement shall constitute a “plan” of the Company and Buyer for purposes of Sections 368 and 354 of the Code; and (iii) the board of directors or board of managers of the Company and Buyer shall, by resolution, approve the execution of this Agreement and expressly recognize its treatment as a “plan” of the Company and Buyer for purposes of Sections 368 and 354 of the Code, and the treatment of the Relevant Transactions as a G Reorganization for U.S. federal income Tax purposes. In addition, Sellers shall provide Buyer with any information or documents that Buyer reasonably requests and shall direct Sellers’ advisors or agents to cooperate fully with Buyer and to provide Buyer with any information or documents that Buyer reasonably requests from them.

(d)            No party shall take any position with respect to the transactions contemplated by the Agreement that is inconsistent with the position determined by mutual agreement of the Parties in accordance with Section 5.3.4(a) unless, and then only to the extent, otherwise required to do so by a final, non-appealable order from a court of competent jurisdiction.

(e)            Each Seller shall liquidate, as determined for U.S. federal income Tax purposes and to the satisfaction of Buyer, as promptly as reasonably practicable after the Closing Date but no later than August 1 of the year following the year in which the Closing Date occurs (the “Liquidation Outside Date”).

(f)            To the extent that Buyer does not elect to treat the Relevant Transactions as a G Reorganization or any other non-taxable transaction under Section 368 of the Code pursuant to Section 5.3.4(a), the Parties hereby agree, and Sellers hereby consent, to treat the sale of the Purchased Assets by the relevant Sellers as taxable asset sales for all Tax purposes and to report consistently herewith.

5.4            Accounts Payable

5.4.1       [Reserved].

5.4.2       Accounts Payable. In the event that, subsequent to the Closing, Buyer, Sellers or any of their Subsidiaries receives any invoices from any Third Party with respect to any account payable of the Business outstanding prior to the Closing, then Sellers shall be responsible for payment thereof. In the event that, subsequent to the Closing, Sellers or any of their Subsidiaries receive any invoices from any Third Party with respect to any account payable of Buyer or any of its Affiliates (including with respect to the Business) incurred for any period after the Closing solely in connection with the Purchased Assets or Assumed Liabilities, then Sellers shall, or shall cause such Subsidiary to, within thirty (30) days after receipt of such invoice, provide such invoice to Buyer.

5.5            Wrong Pockets.

5.5.1       Assets. Without limiting Section 5.1, if either Buyer or Sellers becomes aware subsequent to the Closing that any of the Purchased Assets has not been transferred to Buyer or that any of the Excluded Assets has been transferred to Buyer, it shall promptly notify the other Party and the Parties shall, and shall cause their Subsidiaries to, as soon as reasonably practicable, take all necessary actions (including executing any further instruments or documents) to ensure that such property is transferred, at the expense of Buyer and with any necessary prior Third Party consent or approval, to (a) Buyer, in the case of any Purchased Asset that was not transferred to Buyer at the Closing; or (b) Sellers, in the case of any Excluded Asset that was transferred to Buyer at the Closing.

5.5.2       Payments. If, on or after the Closing, either Buyer (including its Subsidiaries), on the one hand, or Sellers, on the other hand, shall receive any payments or other funds due to or belonging to the other Party (or its applicable Subsidiaries) pursuant to the terms of this Agreement or any Ancillary Agreement, then the Party receiving such funds shall, within thirty (30) days after receipt of such funds, forward such funds to the proper Party. The Parties acknowledge and agree there is no right of offset regarding such payments and a Party may not withhold funds received from Third Parties for the account of the other Party in the event there is a dispute regarding any other issue under this Agreement or any of the Ancillary Agreements.

5.6            Purchased Intellectual Property and Purchased Regulatory Approvals. Promptly following the Closing, at Buyer’s sole cost and expense, Sellers shall take such further actions and execute such further documents as may be necessary or otherwise requested by Buyer to effectuate, evidence and perfect the assignment and transfer of the Owned Intellectual Property, Regulatory Filings and Purchased Regulatory Approvals to Buyer, including making such filings with any Governmental Authorities as may be required to transfer the Owned Intellectual Property, Regulatory Filings and Purchased Regulatory Approvals to Buyer or to further the prosecution, issuance or maintenance of the Owned Intellectual Property and Purchased Regulatory Approvals.

5.7            Bankruptcy Court Filings and Approval.

5.7.1       Sellers shall use commercially reasonable efforts to obtain entry of the Bidding Procedures Order and the Sale Order and such other relief from the Bankruptcy Court as may be necessary or appropriate in connection with this Agreement and the consummation of the transactions contemplated by this Agreement. Sellers have filed with the Bankruptcy Court a motion in form and substance reasonably acceptable to Sellers and Buyer (the “Bidding Procedures Motion”) seeking:

(a)            entry of an order in form and substance reasonably acceptable to Sellers and Buyer (the “Bidding Procedures Order”), (i) establishing the Bidding Procedures (as defined in the Bidding Procedures Order), (ii) approving procedures for the assumption and assignment of contracts, (iii) setting sale milestones and scheduling related hearings, and (iv) approving the Expense Reimbursement; and

(b)            entry of an order substantially in the form to be filed with the Bankruptcy Court, which proposed form shall be in form and substance acceptable to Sellers and Buyer, and with such changes Sellers and Buyer find reasonably acceptable, authorizing and approving pursuant to Sections 105, 363, and 365 of the Bankruptcy Code, inter alia, (i) the sale of the Purchased Assets of Sellers to Buyer on the terms and conditions set forth herein, free and clear of all Encumbrances (to the extent set forth therein), other than Permitted Encumbrances and Assumed Liabilities to the fullest extent permitted by Section 363 of the Bankruptcy Code, (ii) the assumption and assignment of the Purchased Contracts to Buyer (iii) Buyer has acted in “good faith” within the meaning of Section 363(m) of the Bankruptcy Code; (iv) this Agreement was negotiated, proposed and entered into by the Parties without collusion, in good faith and from arm’s length bargaining positions, and (v) Buyer shall have no Liability or responsibility for any Liability or other obligation of Sellers arising under or related to the Purchased Assets or otherwise other than as expressly set forth in this Agreement, including successor or vicarious Liabilities of any kind or character, including any theory of antitrust, environmental, successor, or transferee Liability, labor law, de facto merger, or substantial continuity (as amended, modified, or supplemented, the “Sale Order”) and such other relief from the Bankruptcy Court as may be necessary or appropriate in connection with this Agreement and the consummation of the transactions contemplated by this Agreement.

5.7.2       Sellers shall give appropriate notice, and provide appropriate opportunity for hearing, to all Persons entitled thereto, of all motions (including the Bidding Procedures Motion), orders, hearings, and other proceedings relating to this Agreement or any Ancillary Agreement and the transactions contemplated hereby and thereby and such additional notice as ordered by the Bankruptcy Court or as Buyer may reasonably request.

5.7.3       Sellers and Buyer shall take all commercially reasonable actions as may be reasonably necessary to cause the Sale Order to become Final Orders, including, to the extent reasonably practicable, furnishing affidavits, declarations or other documents or information for filing with the Bankruptcy Court. Buyer agrees that it will promptly take such commercially reasonable actions as are reasonably requested by Sellers to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Buyer, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of (x) providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code, and (y) establishing adequate assurance of future performance within the meaning of Section 365 of the Bankruptcy Code.

5.7.4       Buyer acknowledges that under the Bankruptcy Code, the sale is subject to approval of the Bankruptcy Court. Buyer acknowledges that to obtain such approval Sellers must demonstrate that it has taken reasonable steps to obtain the highest or otherwise best bid possible for the assets, including giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as ordered by the Bankruptcy Court, providing information about the assets to prospective Qualified Bidders (as defined in the Bidding Procedures Order), and entertaining any higher or otherwise better offers from prospective Qualified Bidders.

5.7.5       If the Bidding Procedures Order, Sale Order or any other orders of the Bankruptcy Court relating to this Agreement or the transactions contemplated hereby shall be appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Sale Order, Bidding Procedures Order or other such order), and this Agreement has not otherwise been terminated pursuant to Section 8.1, Sellers shall immediately notify Buyer of such appeal, petition, or motion and shall use commercially reasonable efforts to defend such appeal, petition, or motion and shall use commercially reasonable efforts to obtain an expedited resolution of any such appeal, petition, or motion.

5.7.6       Subject to entry of the Sale Order and unless otherwise waived by a contract counterparty, on or prior to the Closing Date, Buyer shall pay in cash an amount and in terms agreed between Buyer and such contract counterparty, or otherwise satisfy as agreed between Buyer and such contract counterparty, the Cure Costs and cure any and all other defaults and breaches under the Purchased Contracts to the extent required under section 365 of the Bankruptcy Code (excluding any Purchased Contracts in which there is an objection by a non-debtor Purchased Contract counterparty to the Cure Costs asserted by Sellers with regard to any such Contract or other dispute as to the assumption or assignment of such Contract (each such objection, a “Contract Objection”) for which Cure Costs (or other matters related to the assumption and assignment of such Contract) have not been consensually agreed with the Contract counterparty and Sellers or fixed by an order of the Bankruptcy Court as of the Closing) so that such Purchased Contracts may be assumed by Sellers and assigned to Buyer (subject to payment by Buyer of the Cure Costs and provision by Buyer of adequate assurance of future performance); provided, that any Contract Objection shall be addressed as set forth in the Bidding Procedures Order, including that to the extent the Contract Objection is resolved in a manner that is unfavorable to Buyer (in Buyer’s sole discretion) (regardless of whether such resolution occurs prior to or after the closing of the Sale), Buyer may direct Sellers to remove the Contract from Section 2.1.1(e) or Section 2.1.1(f) of the Seller Disclosure Schedules (as applicable) and such Contract will no longer will be assumed and assigned in connection with the Sale (subject to the terms of the Sale) and neither Sellers nor Buyer shall be responsible for the Cure Costs (if any) associated with such Contract.

5.7.7       In accordance with the Bidding Procedures Order and the Bidding Procedures, if an Auction is conducted and Buyer is not the prevailing party at the conclusion of such Auction but is the next highest bidder, as determined by Sellers, Buyer shall be required to serve as the backup bidder (the “Backup Bidder”) and keep Buyer’s bid to consummate the Transactions (as the same may be revised in the Auction with the consent of Buyer) open and irrevocable in accordance with the Bidding Procedures Order until the earlier of (x) the first Business Day after the closing of a sale with the Successful Bidder and (y) sixty (60) days after the Sale Hearing (such date, the “Backup Bid Expiration Date”). In accordance with and subject to the Bidding Procedures, if the closing of the sale with the Successful Bidder is terminated prior to the Backup Bid Expiration Date, the Backup Bidder will be deemed the new Successful Bidder and shall be obligated to consummate the sale as if it were the Successful Bidder at the Auction.

5.8            Copies of Pleadings. Sellers shall consult with Buyer concerning the Sale Order and any other Orders of the Bankruptcy Court relating to the transactions contemplated hereby, and the bankruptcy pleadings and proceedings in connection therewith. To the extent reasonably practicable at least two (2) Business Days prior to filing thereof, Sellers shall provide Buyer with drafts of all documents, motions, orders, filings or pleadings that Sellers proposes to file with the Bankruptcy Court that relate to the approval of this Agreement, the Sale Order and the consummation of the transactions contemplated hereby. Sellers shall also promptly provide Buyer with copies of all pleadings received by or served by or upon Sellers in connection with the Chapter 11 Cases that relate to or, in Sellers’ judgment, are reasonably expected to affect the transactions provided for in this Agreement and which have not, to the actual knowledge of Sellers, otherwise been served on Buyer.

5.9            Books and Records. For a period of three (3) years after the Closing, Buyer shall: (a) retain all books and records related to the Purchased Assets, the Assumed Liabilities and the Business; and (b) upon reasonable notice and during normal business hours, cooperate with and provide Sellers, any of Sellers’ Affiliates, and the officers, employees, agents and Representatives of Sellers and Sellers’ Affiliates reasonable access (including the right to make copies at Sellers’ expense or the expense of any Affiliate of Sellers) to such books and records and to Buyer’s Representatives, to the extent necessary for a reasonable business purpose, including as may be necessary for the preparation of financial statements, Regulatory Filings related to the Products, Tax Returns, in connection with any Litigation, or in connection with the administration of the Chapter 11 Cases. Notwithstanding the foregoing, Buyer shall not be required by this Section 5.9 to provide Sellers, any of Sellers’ Affiliates, and the officers, employees, agents and Representatives of Sellers and Sellers’ Affiliates with access to or to disclose information (i) the disclosure of which would violate applicable Law, (ii) that in the reasonable judgment of Buyer would result in the disclosure of any Trade Secrets of third parties or violate any of its obligations with respect to confidentiality or (iii) the disclosure of which would cause the loss of any attorney-client, attorney work product or other legal privilege; provided, that in the event any information is withheld pursuant to this sentence, Buyer shall promptly notify Sellers and at Sellers’ request, Buyer shall use commercially reasonable efforts to the extent feasible to develop an arrangement to communicate or provide the applicable information (or a portion thereof) in a manner that would not conflict with the foregoing clauses (i), (ii), or (iii), as applicable.

5.10            Assumption of Regulatory Commitments; Transfer of Purchased Regulatory Approvals. The Parties shall reasonably cooperate with each other in any necessary or desirable communications with Regulatory Authorities regarding the transfer of the rights to the Purchased Regulatory Approvals and Regulatory Filings. Notwithstanding any delay in transferring the rights to the Purchased Regulatory Approvals and Regulatory Filings to Buyer, as between the Parties, Buyer shall be exclusively responsible for (and shall bear the cost of), and shall discharge all liabilities related to, the manufacture, packaging, labeling, promotion, marketing, handling, offering for sale or sale of the Products by or on behalf of Buyer after the Closing. From and after the Closing, Buyer will assume control of, and responsibility for, all costs and Liabilities arising from or related to any commitments or obligations to any Governmental Authority involving the Purchased Assets and the Business. Sellers shall use all commercially reasonable efforts to complete the transfer of each Purchased Regulatory Approval and Regulatory Filings as promptly as practicable after the Closing. Buyer shall use all commercially reasonable efforts to assist Sellers in the transfer of the Purchased Regulatory Approvals and Regulatory Filings to Buyer, accept the transfer of the Purchased Regulatory Approvals and Regulatory Filings and formalize with Sellers and any applicable Regulatory Authority, as promptly as practicable after the Closing, all necessary documents. Following such transfer, Sellers shall not retain any rights in any Purchased Regulatory Approvals or, subject to the rights set out in Section 5.9, any Regulatory Filings.

5.11            Trade Notification. Sellers and Buyer shall consult with each other on the timing, method, form and content of notifications to customers and suppliers regarding the transactions contemplated by this Agreement, and shall consider in good faith any comments or proposed changes received from the other Party.

5.12            Employee Matters.

5.12.1     Offers of Employment. Sellers shall update the list of Business Employees and provide to Buyer an updated list of Business Employees thirty (30) days prior to Closing, on the Closing Date, and within five (5) Business Days of Buyer’s reasonable written request. Prior to the Auction, Buyer shall deliver a list of all of Sellers’ active employees to whom Buyer intends to offer employment effective as of the Closing Date (the “Offer Employees”); provided that, to the extent Buyer desires to update such list to include or exclude any individual at any time prior to the Closing Date, Buyer shall provide Sellers with written Notice thereof (email to counsel being sufficient), with such updated list to constitute the Offer Employees. No later than the Closing Date, Buyer shall provide written offers of employment on an at-will basis on such terms and conditions as determined in Buyer’s sole discretion to be effective as of the Closing to each Offer Employee (individuals who accept such offer of employment and actually commence employment with Buyer or its Affiliate shall be referred to as the “Continuing Employees”). Sellers will cooperate with any reasonable requests by Buyer in order to facilitate the offers of employment and delivery of such offers. All such employment offers made by Buyer or its Affiliates to any Business Employee shall be subject to such Offer Employee’s satisfaction of Buyer’s or its Affiliate’s customary preemployment background check process and execution of standard employment documentation, including confidentiality and restrictive covenant agreements. Each Offer Employee who accepts an offer of employment with Buyer or its Affiliate in accordance with this Section 5.12.1 will be deemed to have resigned from employment with Sellers and their Subsidiaries, as applicable, effective as of immediately prior to the date upon which such Offer Employee commences employment with Buyer or its Affiliate, and Sellers and their Subsidiaries, as applicable, will terminate or cause to be terminated the employment of each Offer Employee who rejects an offer of employment with Buyer or its Affiliates in accordance with this Section 5.12.1, effective as of the Closing. For the avoidance of doubt, (i) Buyer shall have no liability for any pay, benefits, severance or similar claims and all claims and obligations arising under any collective bargaining agreement, employee benefit plan (including any withdrawal liability) or any local, state or federal law or regulation (including the WARN Act) of any Continuing Employees earned or accrued or arising on or prior to the Closing Date and (ii) from and after the Closing, Sellers shall retain sole responsibility for all obligations and liabilities with respect to the employment and services of all employees and independent contractors of Sellers prior to the Closing (the items set forth in clause (i) and (ii) shall be Excluded Liabilities).

5.12.2     Assumed Plans. On or prior to the Closing Date, Buyer shall, or shall cause an Affiliate of Buyer to, assume the sponsorship of each Plan identified as an “Assumed Plan” on Section 3.1.12(a) of the Seller Disclosure Schedules to the extent transferrable or where consent is obtained from the applicable party (the “Assumed Plans”); provided that, Buyer may include or exclude any Plan from such list at any time prior to the Closing Date, by amending Section 3.1.12(a) of the Seller Disclosure Schedules, with such revised list to be the Assumed Plans, provided that Buyer shall provide Sellers with written Notice thereof (email to counsel being sufficient) and that any such amendment to Section 3.1.12(a) of the Seller Disclosure Schedules at Buyer’s request shall not be considered and have no impact in determining whether any of the conditions to Closing set forth in Article VI are or have been satisfied. Between the date hereof and the Closing, Buyer and Sellers shall work in good faith and take all actions necessary or appropriate to cause the sponsorship of and the assets maintained pursuant to or in connection with the Assumed Plans to transfer to Buyer or its Designated Purchaser as of Closing, including securing written consents as necessary from all relevant third parties at or prior to the Closing, and Buyer shall cooperate in signing any documents or agreements in connection therewith. Effective as of the Closing, Sellers shall take or cause to be taken all actions as are necessary or appropriate to amend each Plan in which any Continuing Employee participates and that is not an Assumed Plan (collectively, the “Seller Plans”), to provide that the Continuing Employees shall not be eligible to participate in such Seller Plans as of the Closing Date, in each case, in accordance with their terms and in compliance with the requirements of all applicable Laws. Sellers shall provide to Buyer such evidence of the completion of such amendments as Buyer shall reasonably request.

5.12.3     Employee Communications. Prior to the Closing, except as required by Law and except for the offers described in Section 5.12.1, Buyer shall be permitted to issue communications (including any electronic communication) to any Business Employee without the prior written approval of Sellers. The Parties agree that at all times prior to the Closing they will consult with each other prior to communications to the Business Employees.

5.12.4     Restrictive Covenant Agreements. Sellers agrees that, notwithstanding the terms of any non-competition, non-solicit, non-disclosure, or similar restrictive covenant between Sellers or any of their Subsidiaries and a Continuing Employee (the “RCAs”), such Continuing Employee shall be permitted to provide services to Buyer and its Affiliates following the Closing, and Sellers will not, and shall cause their Subsidiaries to not, seek to enforce the terms of any such RCA following the Closing, and Sellers shall use commercially reasonable efforts to transfer the benefits of the RCAs to Buyer, which shall be an intended third party beneficiary of the benefits of such RCAs.

5.12.5     Contingent Labor. During the period prior to the Closing, Sellers shall and shall cause their Subsidiaries to use commercially reasonable efforts to make individual natural person independent contractors related to the Business and directly engaged by Sellers or their Subsidiaries available to Buyer for the purpose of allowing Buyer to interview each such contractor and determine the nature and extent of each such person’s continuation with Buyer and its applicable Affiliates, if any. Sellers shall provide to Buyer contact information for third-party service providers providing contingent personnel to the Business and reasonably cooperate in identifying and transferring such contingent workforce to the extent requested by Buyer.

5.12.6     Visas. Sellers and Buyer shall work collaboratively to use their commercially reasonable efforts to take any actions the Parties determine are necessary to ensure that any Offer Employee offered employment by Buyer or its Affiliate who requires a visa in order to work in his or her current position may continue to work in such position for Buyer or its Affiliate as of the Closing.

5.12.7     Third Party Beneficiaries. This Section 5.12 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement; nothing in this Section 5.12, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatever; and no provision of this Section 5.12 will create any third-party beneficiary rights in any current or former employee, officer, director or individual service provider of Sellers or any of their Affiliates in respect of continued employment (or resumed employment) or service or any other matter. This Section 5.12 shall not be considered, or deemed to be, an amendment to or establishment of any Plan or any other compensation or benefit plan, program, agreement or arrangement. Nothing in this Section 5.12 shall obligate Buyer or any of its Affiliates (i) to continue to employ any Continuing Employee, other Business Employee or other individual service provider for any specific period of time following the Closing Date, subject to the requirements of applicable Law or (ii) limit the right of Buyer or any of its Affiliates to, at any time, change or modify any benefit or compensation plan, program, agreement or arrangement at any time and in any manner.

5.13            Access to Insurance Policies. Following the Closing, to the extent that any insurance policy which constitutes a Purchased Asset covers any Excluded Liabilities (including tort liabilities, operational liabilities and environmental liabilities), if requested by Sellers in writing (email being sufficient), Buyer shall make such insurance policies available to Sellers to satisfy bona fide claims of any third party with respect to Excluded Liabilities that are covered by such insurance policies. Upon the receipt by Buyer of any such insurance proceeds or condemnation proceeds relating to any Excluded Asset or Excluded Liability, Buyer shall as promptly as practicable (but, in any event, within three (3) Business Days) pay or cause to be paid to Sellers (or their designee) such proceeds, net of any unreimbursed out-of-pocket costs or expenses incurred in the recovery thereof. Upon the receipt by any Seller of any such insurance proceeds or condemnation proceeds from any Excluded Insurance Policy relating to any Purchased Asset or Assumed Liability, such Seller shall as promptly as practicable (but, in any event, within three (3) Business Days) pay or cause to be paid to Buyer (or a Designated Purchaser) such proceeds, net of any unreimbursed out-of-pocket costs or expenses incurred in the recovery thereof.

5.14            Transition Services Agreement. If requested by Buyer and to the extent necessary to facilitate the transactions contemplated by this Agreement, including, without limitation, the purchase and sale of the Purchased Assets, the Parties shall negotiate in good faith and enter into a Transition Services Agreement.

5.15            Seller Disclosure Schedules. As promptly as reasonably practicable after the date hereof, Sellers shall in good faith prepare and deliver to Buyer for Buyer’s review and comments proposed final versions of the Seller Disclosure Schedules containing disclosures in order to make each representation and warranty of Sellers contained in Section 3.1 true and correct in all respects. Sellers shall consider in good faith any comments or proposed changes received from Buyer regarding the Seller Disclosure Schedules. A final version of the Seller Disclosure Schedules shall be delivered by Sellers to Buyer no later than the Seller Disclosure Schedule Delivery Date. The final Seller Disclosure Schedules delivered to Buyer shall comply with the applicable terms set forth in this Agreement with respect thereto in all material respects.

5.16            Access. Buyer may access, occupy and conduct business at the real property interests leased pursuant to the Amended and Restated Lease, dated as of October 1, 2024, by and between the Company and Pima County, Arizona for the lease of 3950 S. Country Club Road, Tucson, Arizona and the adjacent annex building located at 2980 E. Ajo Way, Tucson, Arizona (collectively, the "Country Club Road Property") for the period immediately from and including the Closing Date through and including August 31, 2025 at no cost. The Country Club Road Property lease will be rejected by the Debtors as of August 31, 2025 (the "Rejection Date") and the Seller shall use reasonable best efforts to include in any such order entered by the Bankruptcy Court approving rejection of the Country Club Road Property lease the Buyer's right to access, occupy and conduct business at the Country Club Road Property in the period immediately from and including the Closing Date through and including the Rejection Date at no cost. The Seller shall pay the rent due for the Country Club Road Property for the month ending August 31, 2025.

Article VI
CONDITIONS PRECEDENT

6.1            Conditions to Obligations of Buyer and Sellers. The obligations of Buyer and Sellers to complete the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of the following conditions:

6.1.1       No Illegality or Action. There shall not be in effect any Order or applicable Law that enjoins or prohibits the transactions contemplated by this Agreement.

6.1.2       Antitrust and FDI Approvals. All approvals, consents and authorizations deemed necessary or advisable to consummate the transactions contemplated hereby pursuant to applicable Antitrust Laws or FDI Laws (such determination to be mutually agreed between Buyer and Sellers and their respective advisors, acting reasonably pursuant to Section 4.5.3) shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired.

6.1.3       Continuing Effectiveness. This Agreement shall continue to remain in full force and effect.

6.1.4       Entry of Orders. The Bankruptcy Court shall have entered the Bidding Procedures Order, the Sale Order and the Final DIP Order, and each shall be a Final Order and acceptable to Sellers and Buyer.

6.2            Conditions to Obligations of Buyer. The obligation of Buyer to complete the transactions contemplated by this Agreement is subject to the satisfaction, or waiver (if permitted by applicable Law) by Buyer, at or prior to the Closing of the following additional conditions:

6.2.1       Truth of Representations and Warranties. (a) The representations and warranties of Sellers contained in Section 3.1.1 (Organization; Good Standing; Qualification), Section 3.1.2 (Authority and Enforceability), Section 3.1.4 (No Broker), and Section 3.1.5 (Capitalization) must be true and correct in all material respects (and in the case of Section 3.1.5, in all but de minimis respects) as of the Closing with the same force and effect as if such representations and warranties were made on and as of such date (provided that if a representation and warranty speaks only as of a specific date, such representation and warranty only needs to be so true and correct as of that date), and (b) all other representations and warranties of Sellers contained in Section 3.1 must be true and correct (disregarding any “materiality”, “Material Adverse Effect” or similar qualifications contained therein) as of the Closing with the same force and effect as if such representations and warranties were made on and as of such date (provided that if a representation and warranty speaks only as of a specific date it only needs to be true and correct as of that date), except where the failure of such representations and warranties to be so true and correct would not have, or be reasonably expected to have, a Material Adverse Effect.

6.2.2       Performance of Covenants. Sellers must have fulfilled or complied, in all material respects, with all covenants contained in this Agreement that are required to be fulfilled or complied with by Sellers at or prior to the Closing.

6.2.3       Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

6.2.4       Closing Deliveries. Buyer must have received, at or prior to the Closing, the following:

(a)            a true and complete copy of the Sale Order, as entered by the Bankruptcy Court;

(b)            a certificate of Sellers, duly executed and delivered by an authorized officer of each of the Sellers, stating that the conditions set forth in Section 6.2.1, Section 6.2.2 and Section 6.2.3 have been satisfied;

(c)            original certificates representing all outstanding Equity Securities of each Acquired Entity to the extent they are certificated, and stock powers or assignments evidencing the conveyance of the Equity Securities duly executed in blank; provided, it is acknowledged that the Parties will work together in good faith following the Closing to complete, effectuate and register and/or record the transfer of such Equity Securities as promptly as practicable under local Law, as applicable, which shall not be a condition to Closing; and

(d)            each of the Ancillary Agreements, including the Bid Direction Letter, to which Sellers or any of their Subsidiaries are a party, validly executed by a duly authorized representative of Sellers or their applicable Subsidiary.

6.2.5       Credit Bid. (a) The Bankruptcy Court shall have approved and authorized Buyer’s ability, pursuant to Section 363(k) of the Bankruptcy Code, to credit bid, in satisfaction of the Purchase Price set forth in Section 2.3.1, the DIP Obligations) and the Prepetition Super Priority Notes Obligations and (b) there shall have been no successful action challenging Buyer’s (or the DIP Lenders’ or the Prepetition Super Priority Noteholders’ or the Prepetition Convertible Noteholders’) right to credit bid any or all of the DIP Obligations, Prepetition Super Priority Notes Obligations, the Prepetition Convertible Notes Obligations and/or the Convertible Roll-Up DIP Obligations that is sustained by the Bankruptcy Court.

6.3            Conditions to Obligations of Sellers. The obligation of Sellers to complete the transactions contemplated by this Agreement is subject to the satisfaction, or waiver (if permitted by applicable Law) by Sellers, at or prior to the Closing of the following additional conditions:

6.3.1       Truth of Representations and Warranties. The representations and warranties of Buyer contained in Section 3.2 must be true and correct in all respects (disregarding any “materiality” or similar qualifications contained therein) as of the Closing with the same force and effect as if such representations and warranties were made on and as of such date (provided that if a representation and warranty speaks only as of a specific date it only needs to be true and correct as of that date), except where the failure of such representations and warranties to be so true and correct would not, or be reasonably expected, to, materially adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

6.3.2       Performance of Covenants. Buyer must have fulfilled or complied, in all material respects, with all covenants contained in this Agreement that are required to be fulfilled or complied with by it at or prior to the Closing.

6.3.3       Closing Deliveries. Sellers must have received, at or prior to the Closing, the following:

(a)            a true and complete copy of the Sale Order, as entered by the Bankruptcy Court;

(b)            a certificate of Buyer, duly executed and delivered by an authorized officer of Buyer, stating that the conditions set forth in Section 6.3.1 and Section 6.3.2 have been satisfied; and

(c)            each of the Ancillary Agreements to which Buyer or any of its Affiliates is a party, validly executed by a duly authorized representative of Buyer or its applicable Affiliate.

Article VII
NO SURVIVAL OF REPRESENTATIONS, WARRANTIES AND PRE-CLOSING COVENANTS

7.1            No Survival. The representations and warranties of the Parties, and the covenants and agreements of the Parties that are to be performed prior to the Closing, whether contained in this Agreement or in any agreement or document delivered pursuant to this Agreement, shall not survive beyond the Closing and there shall be no liability following the Closing in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any Party or any of its officers, directors, equityholders, managers, employees, agents or Affiliates; provided, however, that this Section 7.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Closing, and such covenants or agreements shall survive until fully performed; provided, further, that nothing herein shall limit the Wind-Down Activities if completed prior to the Liquidation Outside Date. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit or restrict the rights of any Party hereto to maintain or recover any amounts in connection with any action or claim based on Fraud.

7.2            No Recourse. Except to the extent otherwise expressly provided in Section 9.9, Buyer’s sole and exclusive remedy (a) for a breach of any representation or warranty made by Sellers herein or in any document delivered pursuant hereto or (b) for a breach of any covenant made by Sellers herein or in any document delivered pursuant hereto and required to be performed by Sellers on or prior to the Closing, shall, in either case, be limited to Buyer’s right to terminate this Agreement to the extent permitted pursuant to Section 8.1, in which case Sellers shall have not any liability except to the extent expressly provided in Section 8.2 and Section 8.3 (whether in equity or at Law, in Contract, in tort or otherwise). Except to the extent otherwise expressly provided in Section 9.9, Sellers’ sole and exclusive remedy (a) for a breach of any representation or warranty made by Buyer herein or in any document delivered pursuant hereto or (b) for a breach of any covenant made by Buyer herein or in any document delivered pursuant hereto and required to be performed by Buyer on or prior to the Closing, shall, in either case, be limited to Sellers’ right to terminate this Agreement to the extent permitted pursuant to Section 8.1, in which case Buyer shall have not any further liability of any kind (whether in equity or at Law, in Contract, in tort or otherwise).

Article VIII
TERMINATION

8.1            Termination. This Agreement may, by Notice in writing given prior to the Closing, be terminated:

8.1.1       by mutual written agreement of Buyer and Sellers;

8.1.2       by Buyer, if the Closing has not occurred by the date that is ninety (90) days after the Petition Date (the “Outside Date”) provided that Buyer is not in material breach of this Agreement at the time of such termination; provided, further, and for the avoidance of doubt, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1.2 during the pendency of any Litigation brought prior to the Outside Date by a Seller for specific performance of this Agreement (to the extent available pursuant to Section 9.9);

8.1.3       by Buyer or Sellers, if there shall be any (a) Order or other Law or (b) Governmental Authority that issues any final and non-appealable ruling or order that, in each case (i) prohibits, prevents or enjoins the consummation of the Transactions or otherwise makes the consummation of the Transactions illegal and (ii) remains in effect for five (5) Business Days after notice of such Order or other Law has been received by Buyer and Sellers; provided, that the right to terminate this Agreement under this Section 8.1.3 shall not be available to any Party whose breach of this Agreement shall have been the cause of, or shall have resulted in the Order or other Law prohibiting, restraining, or enjoining the Transactions;

8.1.4       by Buyer or Sellers, (a) upon the Bankruptcy Court’s approval of Sellers’ entry into an Alternative Transaction and Sellers thereafter execute definitive agreements for such Alternative Transaction, (b) if an Alternative Transaction is entered into other than in connection with an Auction or (c) if there is an Auction, Buyer is not declared the Successful Bidder or the Backup Bidder at the Auction; provided, that Sellers shall have the right to terminate this Agreement pursuant to this Section 8.1.4 only if they have complied in all material respects with the requirements of Section 5.7 and Section 8.3;

8.1.5       by Buyer or Sellers if there has been a material breach of the Bidding Procedures Order, the Sale Order or this Agreement by the other Party such that the conditions of Closing (a) set forth in Section 6.2.1 or Section 6.2.2, in the case of a termination by Buyer, or (b) set forth in Section 6.3.1 or Section 6.3.2, in the case of a termination by Sellers, would not be satisfied (provided that the non-breaching Party is not also in breach of this Agreement so as to cause the conditions of Closing for the benefit of the other Party to not be satisfied), and such breach has not been cured within twenty (20) days following Notice of such breach by the non-breaching Party;

8.1.6       by Buyer, upon a termination of the DIP Credit Agreement or upon a modification of any DIP Order in any material respect without the consent of the requisite DIP Lenders;

8.1.7       by Buyer or Sellers, if the Bankruptcy Court enters a final, non-appealable order that precludes the consummation of the transactions contemplated hereby on the terms and conditions under this Agreement;

8.1.8       by Buyer, if there is an Event of Default (as defined in the DIP Credit Agreement), the DIP Obligations are accelerated, and the DIP Commitments (as defined in the DIP Credit Agreement) are terminated;

8.1.9       by Buyer, if (a) the Bankruptcy Court has not approved and entered the Sale Order prior to 11:59 p.m. (prevailing Eastern Time) on July 28, 2025, (b) following entry of the Sale Order or the Bidding Procedures Order, such Order is voided, stayed, reversed, modified, vacated or amended in an adverse way without the prior written consent of Buyer and such stay, reversal, modification, vacation or amendment is not eliminated within fourteen (14) days, or (c) the Bankruptcy Court enters any Order materially inconsistent with the Bidding Procedures Order, the Sale Order or the consummation of this Agreement and such order is not reversed, modified or amended to the satisfaction of Buyer within fourteen (14) days;

8.1.10     by Buyer (a) if the Bankruptcy Court enters a Final Order (i) dismissing the Chapter 11 Cases or converting the Chapter 11 Cases into cases under chapter 7 of the Bankruptcy Code or (ii) appointing a trustee, receiver or other Person responsible for operation or administration of Sellers or their business or assets, or a responsible officer for Sellers, or an examiner with enlarged powers relating to the operation or administration of Sellers or their business or assets (each, an “Appointee”); provided, that the definition of “Appointee” shall not include any chief restructuring officer that may be appointed by Sellers and authorized by the Bankruptcy Court in the Chapter 11 Cases, or (b) if Sellers file any stand-alone plan of reorganization or liquidation, in each case, that does not contemplate consummation of the transactions memorialized in this Agreement (or announces support of any such plan filed by any other party);

8.1.11     by Buyer, if for any reason Buyer is not permitted by the Bankruptcy Court, pursuant to Section 363(k) of the Bankruptcy Code, to credit bid the DIP Obligations, the Prepetition Super Priority Notes Obligations, the Prepetition Convertible Notes Obligations and/or the Convertible Roll-Up DIP Obligations in payment of all or any portion of the Credit Bid portion of the Purchase Price;

8.1.12     by Sellers, if the board of directors of the Company, after consultation with its independent financial advisors of nationally recognized reputation and legal counsel, determines in its good faith business judgment that proceeding with the Transactions would violate Law or be inconsistent with its fiduciary obligations under Law; and

8.1.13     by Buyer, if a final version of the Seller Disclosure Schedules is not delivered by Sellers to Buyer by the Seller Disclosure Schedule Delivery Date as required by Section 5.15, or if the Seller Disclosure Schedules disclose any item that, in Buyer’s reasonable judgment, materially impairs the Purchased Assets or has a materially adverse impact on the Assumed Liabilities or Buyer’s ability to conduct and operate the Business.

8.2            Procedure and Effect of Termination.

8.2.1       Termination of this Agreement by either Buyer or Sellers shall be by delivery of a Notice to the other Party. Such Notice shall state the termination provision in this Agreement that such terminating Party is claiming provides a basis for termination of this Agreement. Termination of this Agreement pursuant to the provisions of Section 8.1 shall be effective upon and as of the date of delivery of such Notice as determined pursuant to Section 9.2, provided, however that termination of this Agreement pursuant to Section 8.1.12 shall not be effective until Notice has been delivered in accordance with this Section 8.2.1 and the Expense Reimbursement has been paid to Indaba Capital Management, L.P. or its Affiliate in accordance with Section 8.3.

8.2.2       If a Party waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfilment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

8.2.3       If this Agreement is terminated, the Parties are released from all of their obligations under this Agreement, except that each Party’s obligations under Sections 4.6, 5.2, 7.1, 7.2, 8.2, 8.3, 9.1, 9.2, 9.3, 9.5, 9.9, 9.10, 9.11, 9.14 and 9.15 will survive.

8.2.4       As soon as practicable following a termination of this Agreement for any reason, but in no event more than thirty (30) days after such termination, Buyer and Sellers shall, to the extent practicable, withdraw all filings, applications and other submissions relating to the transactions contemplated by this Agreement filed or submitted by or on behalf of such Party to any Governmental Authority or other Person.

8.2.5       In the event of termination of this Agreement pursuant to Section 8.1: (a) Buyer shall return all documents and other material received from Sellers relating to Sellers and their Subsidiaries, the Products, the Purchased Assets or the Transactions, whether so obtained before or after the execution hereof, to Sellers; and (b) all confidential information received by Buyer with respect to Sellers and their Subsidiaries, the Products, the Purchased Assets or the Transactions shall be treated in accordance with Section 4.6.

8.3            Expense Reimbursement.

8.3.1       In the event that:

(a)            this Agreement is terminated by Buyer or Sellers in accordance with Section 8.1 (other than in accordance with Section 8.1.1, Section 8.1.3, or by Sellers in accordance with Section 8.1.5), or Sellers give a Notice of termination pursuant to Section 8.1.12, then Sellers shall pay or cause to be paid to Buyer, by wire transfer of immediately available funds to the account specified by Indaba Capital Management, L.P. or its Affiliate to Sellers in writing, the Expense Reimbursement, within five (5) Business Days of such termination, and Sellers and Buyer agree that (i) the Expense Reimbursement is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Buyer for the time and effort associated with initial due diligence and negotiation of this Agreement and the opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated herein, (ii) in the event of termination by Buyer or Sellers in accordance with Section 8.1.4, the Expense Reimbursement shall be paid on the date the Alternative Transaction is consummated; and (iii) in the event Sellers give a Notice of termination pursuant to Section 8.1.12, the Expense Reimbursement shall be paid within one (1) Business Day following delivery of the Notice specified in Section 8.2.1.

(b)            the obligations of Sellers to pay the Expense Reimbursement as provided in this Section 8.3 shall be (i) entitled to superpriority administrative expense status with priority over any and all administrative expenses of the kind specified in Sections 503(b)(1) and 507(a) of the Bankruptcy Code in Sellers’ Chapter 11 Cases, subject only to the superiority claims set forth in the DIP Order in an amount not to exceed the amount of outstanding DIP Loans and the Carve Out (as defined in the DIP order), and (ii) if triggered in the event of termination by Buyer or Sellers in accordance with Section 8.1.4, shall be payable from the proceeds of any Alternative Transaction for the Purchased Assets, at the closing of such Alternative Transaction, and (iii) free and clear of all liens (including those arising under the DIP Order).

8.3.2       For the avoidance of doubt, Sellers shall seek approval of the Expense Reimbursement from the Bankruptcy Court in the Bidding Procedures Order in accordance with Section 5.7 of this Agreement. The Parties acknowledge and agree that the terms and conditions set forth in this Section 8.3 with respect to the payment of the Expense Reimbursement are subject to the Bankruptcy Court entering the Bidding Procedures Order. The Parties acknowledge that the agreements contained in this Section 8.3 are commercially reasonable and an integral part of the transactions, and that without these agreements, the Parties would not enter into this Agreement or consummate the transactions contemplated hereby. For the avoidance of doubt, but subject to Section 7.2, the covenants set forth in this Section 8.3 are continuing obligations, separate and independent from the other obligations of the Parties expressly set forth in this Agreement (and shall not limit the Parties’ other rights expressly set forth in this Agreement), and survive termination of this Agreement.

Article IX
MISCELLANEOUS

9.1            Governing Law, Jurisdiction, Venue and Service.

9.1.1       Governing Law. This Agreement and any disputes relating to or arising from this Agreement (whether based in contract, tort, or otherwise) shall be governed by and construed in accordance with the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflicts or choice of Law rule or principle (whether of the State of New York or any other jurisdiction) that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction except that the Bankruptcy Code shall govern any matters arising out of or related to the Bankruptcy Code.

9.1.2       Consent to Jurisdiction and Venue.

(a)            Subject to Section 9.9, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the Bankruptcy Court for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement or any Ancillary Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such court. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the Bankruptcy Court, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in the Bankruptcy Court has been brought in an inconvenient forum. If Sellers’ Chapter 11 Cases are closed, any Litigation arising out of or relating to this Agreement or any Ancillary Agreement shall be heard and determined exclusively in the federal and state courts in the Borough of Manhattan, City of New York, and the Parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Litigation and irrevocably waive the defense of any inconvenient forum to the maintenance of any such Litigation.

(b)            THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ALL THEIR RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

9.1.3       Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 9.2.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

9.2            Notices.

9.2.1       Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (each, a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by email of a PDF attachment (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 9.2.2 or to such other address as the Party to whom Notice is to be given may have provided to the other Party at least five (5) days’ prior to such address taking effect in accordance with this Section 9.2. Such Notice shall be deemed to have been given as of the date delivered by hand or internationally recognized overnight delivery service or confirmed that it was received by email (with receipt confirmed by telephone). If a Notice deemed given upon receipt is given after 5:00 p.m. in the place of receipt (the Parties understand and agree that the foregoing applies only to Notice and not to copies), such Notice will be deemed given on the next succeeding Business Day.

9.2.2       Address for Notice.

If to Sellers, to:

Accelerate Diagnostics, Inc.

3950 South Country Club Road, Suite 470

Tucson, Arizona 85714

Attention: Michael Bridge

Email: mbridge@axdx.com

with a copy (which shall not constitute effective notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Rachel C. Strickland; Andrew Mordkoff; Adam B. Cohen

Email: Rachel.Strickland@friedfrank.com;

Andrew.Mordkoff@friedfrank.com; Adam.Cohen@friedfrank.com

If to Buyer, to:

Indaba Starling, LLC

c/o Indaba Capital Management, L.P.

One Letterman Drive

Building D, Suite 700

San Francisco, CA 94129

Attention: Zac Rosenberg, General Counsel & Chief Compliance Officer

Email: zrosenberg@indabacapital.com

with a copy (which shall not constitute effective notice) to:

Clifford Chance US LLP

Two Manhattan West, 375 9th Ave

New York, NY 10001

Attention: David M. Feldman; Matthew Hinker; Bryan J. Luchs

Email: David.Feldman@CliffordChance.com;
Matthew.Hinker@cliffordchance.com;

Bryan.Luchs@CliffordChance.com

9.3            No Benefit to Third Parties. Sellers and Buyer intend that this Agreement will not benefit or create any right or cause of action in favor of any Person, other than the Parties. No Person, other than the Parties, is entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. The Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person.

9.4            Waiver. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

9.5            Expenses. Except as otherwise expressly provided in this Agreement, including with respect to the Expense Reimbursement, each Party will pay for their own costs and expenses incurred in connection with this Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby. The costs and expenses referred to in this Section 9.5 are those that are incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby, including the fees and expenses of legal counsel, investment advisers, accountants and other professionals.

9.6            Assignment.

9.6.1       This Agreement becomes effective only when executed by Sellers and Buyer. After that time, it will be binding upon and inure to the benefit of Sellers, Buyer and their respective heirs, administrators, executors, legal representatives, successors and permitted assigns.

9.6.2       Neither this Agreement or any Ancillary Agreement, nor any of the rights or obligations under this Agreement or any Ancillary Agreement may be assigned, transferred or delegated, in whole or in part, by any Party without the prior written consent of the other Party; provided, however, that (a) Sellers may transfer or assign such rights and delegate such obligations under this Agreement or any Ancillary Agreement to a liquidation trust or similar vehicle under a confirmed chapter 11 plan of liquidation in the Chapter 11 Cases and such liquidation trust or similar vehicle may transfer, assign and sell their right to receive proceeds of the Purchase Price under this Agreement and (b) Buyer may, without the consent of any other Party, assign this Agreement, any Ancillary Agreement and its rights thereunder and/or delegate its obligations hereunder and under any Ancillary Agreement in whole or in part (i) to one or more persons, including AST Revolution LLC, a Delaware limited liability company (“AST Revolution”), and Saguaro Ridge LLC, a Delaware limited liability company (“Saguaro Ridge”); provided that following such assignment and/or delegation, each such assignee and/or designee (each, a “Designated Purchaser”) shall be deemed the “Buyer” for all relevant purposes in connection with this Agreement, each Ancillary Agreement, the Transactions, any additional agreements to be entered into by Buyer in connection with the Transactions, and any other purposes in connection with the foregoing, and such Designated Purchaser shall be entitled to, without limitation (1) purchase the Purchased Assets, pay the corresponding Purchase Price relating to such Purchased Assets and required payment of Cure Costs, as applicable, or (2) assume the Assumed Liabilities, and, in addition, for the avoidance of doubt, shall be entitled to employ any of the Continuing Employees on and after the Closing Date (otherwise in accordance with Section 5.12) and to perform any other covenants or agreements of Buyer under this Agreement; or (ii) following the Closing, (1) to any successor or purchaser of all or any part of the business of Buyer or any of its Subsidiaries or (2) a liquidation trust or similar vehicle under a confirmed chapter 11 plan of liquidation in the Chapter 11 Cases and such liquidation trust or similar vehicle. At and after the Closing, Buyer shall, or shall cause one or more of its Designated Purchasers, to honor Buyer’s obligations at the Closing. After the Closing, any reference to Buyer in this Agreement in respect of any purchase, assumption or employment referred to in this Agreement shall include reference to the appropriate Designated Purchaser. The designation of a Designated Purchaser in accordance with this Section 9.6.2 shall be made by Buyer by way of a written notice to be delivered to Sellers in advance of the Closing (email to counsel being sufficient). The Parties agree to modify any Closing deliverables in accordance with any such designation.

Seller shall (i) sell, transfer, convey, assign and deliver to AST Revolution, and AST Revolution shall purchase and accept from Sellers (or such Subsidiaries) all rights, title and interests of Sellers or their Subsidiaries in and to all of the Purchased Assets, in each case free and clear of any Encumbrances (other than Permitted Encumbrances and Assumed Liabilities) and (ii) assign to AST Revolution, and AST Revolution shall assume from Sellers (or such Subsidiaries) the Assumed Liabilities set forth in Sections 2.2.1(a); 2.2.1(b); 2.2.1(c); 2.2.1(d); 2.2.1(e); 2.2.1(f); and 2.2.1(k) of the Purchase Agreement.

Sellers (or their applicable Subsidiaries) shall assign to Saguaro Ridge, and Saguaro Ridge shall assume from Sellers (or such Subsidiaries) the Assumed Liabilities set forth in Sections 2.2.1(g); 2.2.1(h); and 2.2.1(i).

9.7            Amendment. This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by Buyer and Sellers.

9.8            Severability. If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect.

9.9            Equitable Relief.

9.9.1       The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that a Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each Party hereby waives (a) any requirement that the other Party post a bond or other security as a condition for obtaining any such relief and (b) any defenses in any action for specific performance that a remedy at law would be adequate.

9.9.2       Each Party hereby agrees not to raise any objections to the availability of equitable remedies to the extent provided for herein, and the Parties further agree that nothing set forth in this Section 9.9 shall require any Party hereto to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 9.9 prior or as a condition to exercising any termination right under this Agreement, nor shall the commencement of any legal action or legal proceeding pursuant to this Section 9.9 or anything set forth in this Section 9.9 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms hereof.

9.10            No Liability. No director, officer or employee of Buyer or its Affiliates shall have any personal liability whatsoever to Sellers under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of Buyer. No director, officer, employee or Affiliate of Sellers or their Subsidiaries shall have any personal liability whatsoever to Buyer or its Affiliates under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of Sellers.

9.11            English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

9.12            Bulk Sales Statutes. Buyer hereby waives compliance by Sellers with the requirements and provisions of any applicable bulk sales or bulk transfer Laws in any jurisdiction that may otherwise be applicable in connection with the transactions contemplated by this Agreement.

9.13            Representation by Counsel. Each Party represents and agrees with the other that (a) it has been represented by, or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s) to the extent, that it desired, (b) it availed itself of this right and opportunity, (c) that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement and the Ancillary Agreements in their entirety and have had them fully explained to them by such Party’s respective counsel, (d) that each is fully aware of the contents hereof and thereof and their meaning, intent and legal effect, and (e) that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

9.14            Counterparts. This Agreement may be executed in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument. Transmission of an executed signature page by email or other electronic means is as effective as a manually executed counterpart of this Agreement.

9.15            Entire Agreement. This Agreement, together with the Schedules and Exhibits expressly contemplated hereby and attached hereto, the Seller Disclosure Schedules, the Ancillary Agreements, and the other agreements, certificates and documents delivered in connection herewith or therewith or otherwise in connection with the transactions contemplated hereby and thereby, contain the entire agreement between the Parties with respect to the transactions contemplated hereby or thereby and supersede all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof and thereof. In the event of any inconsistency between any such Schedules and Exhibits and this Agreement, the terms of this Agreement shall govern.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

ACCELERATE DIAGNOSTICS, INC.

By:	/s/ Jack Phillips
Name: Jack Phillips
Title: President and Chief Executive Officer

ACCELERATE DIAGNOSTICS TEXAS, LLC

By:	/s/ Jack Phillips
Name: Jack Phillips
Title: President and Chief Executive Officer

Indaba Starling, LLC

By:	Indaba Capital Fund, L.P., its Sole Member

By:	Indaba Partners, LLC, General Partner

By:	/s/ Zac Rosenberg
Name: Zac Rosenberg
Title: General Counsel & Chief Compliance Officer